UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
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LKQ Corporation

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March 23, 2020
Dear Fellow Stockholder:
You are cordially invited to attend the Annual Meeting of Stockholders of LKQ Corporation at 500 West Madison Street, Third Floor Conference Center - Washington Room, Chicago, Illinois 60661 at 1:30 p.m., Central Time, on May 12, 2020.
This Notice of Annual Meeting and Proxy Statement describe the business to be transacted at the meeting and provide other information concerning LKQ that you should be aware of when you vote your shares.
The principal business of the Annual Meeting will be to elect directors, to ratify the appointment of our independent registered public accounting firm and to hold an advisory vote on executive compensation. We also plan to review the status of the Company’s business at the meeting and answer any questions you may have.
It is important that your shares are represented at the Annual Meeting whether or not you plan to attend. To ensure that you will be represented, we ask that you vote your shares as soon as possible.
On behalf of the Board of Directors and management, we would like to express our appreciation for your investment in LKQ Corporation.
Sincerely,

Joseph M. Holsten	Dominick Zarcone	Varun Laroyia
Executive Chairman of the Board	President and Chief Executive Officer	Executive Vice President and Chief Financial Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 12, 2020
Notice is hereby given that the 2020 Annual Meeting of the Stockholders of LKQ Corporation will be held at 500 West Madison Street, Third Floor Conference Center - Washington Room, Chicago, Illinois 60661 at 1:30 p.m., Central Time. The purpose of our 2020 Annual Meeting is to:

1.	Elect 11 directors for the ensuing year.
2.	Ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2020.
3.	Hold an advisory vote on executive compensation.
4.	Transact such other business as may be properly brought before the 2020 Annual Meeting or any adjournment or postponement of the 2020 Annual Meeting.
We are pleased to take advantage of the Securities and Exchange Commission rule allowing companies to furnish proxy materials to stockholders over the internet. We believe that this e-proxy process lowers our costs and reduces the environmental impact of our Annual Meeting. On or about March 23, 2020, we began mailing to stockholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy materials and how to vote online. Certain other stockholders have elected to receive the proxy materials by mail.
You can vote at the 2020 Annual Meeting in person or by proxy if you were a stockholder of record on March 16, 2020. Whether or not you plan to attend, please review our proxy materials and submit your vote by proxy. Instructions for voting are included in this Proxy Statement and in the Notice of Internet Availability of Proxy Materials. You may revoke your proxy at any time prior to its use at the 2020 Annual Meeting.

By Order of the Board of Directors

Victor M. Casini
Senior Vice President, General Counsel and Corporate Secretary
March 23, 2020

YOU ARE URGED TO MARK, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY. THE PROXY IS REVOCABLE AT ANY TIME PRIOR TO ITS USE.

LKQ CORPORATION
PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 12, 2020

i

ii

INTRODUCTION
We have sent you this Proxy Statement because our Board of Directors is soliciting your proxy to vote your shares of the common stock of LKQ Corporation at our upcoming annual meeting of stockholders for 2020 (the “2020 Annual Meeting”). In this Proxy Statement, the words “LKQ,” “Company,” “we,” “our,” “ours,” and “us” refer to LKQ Corporation and its subsidiaries.
In accordance with rules promulgated by the Securities and Exchange Commission (the “SEC”), the information below included under the captions “Report of the Audit Committee” and “Compensation Committee Report” will not be deemed to be filed or to be proxy soliciting material or incorporated by reference in any prior or future filings by us under the Securities Act of 1933 or the Securities Exchange Act of 1934 (the “Exchange Act”).
GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING
Important Notice of Internet Availability of Proxy Materials for the Stockholder Meeting to be Held on Tuesday, May 12, 2020
Our Annual Report on Form 10-K for the fiscal year ended December 31, 2019 (the “2019 Annual Report”) and this Proxy Statement are available at: https://materials.proxyvote.com/501889.
Pursuant to rules adopted by the SEC, we have elected to provide access to our proxy materials over the internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials to the owners of our stock. All stockholders have the ability to access our proxy materials on the website referred to in the Notice of Internet Availability of Proxy Materials or request to receive a printed set of our proxy materials. Instructions on how to access our proxy materials over the internet or to request a printed copy of our proxy materials may be found in the Notice of Internet Availability of Proxy Materials. In addition, stockholders may request to receive proxy materials in printed form on an ongoing basis. We believe this process should expedite your receipt of our proxy materials and reduce the environmental impact of the 2020 Annual Meeting. We are mailing the Notice of Internet Availability of Proxy Materials to our stockholders on or about March 23, 2020.
Date, Time and Place of the Meeting
The 2020 Annual Meeting will be held on Tuesday, May 12, 2020, at 1:30 p.m., Central Time, at 500 West Madison Street, Third Floor Conference Center - Washington Room, Chicago, Illinois 60661. We are monitoring developments regarding COVID-19 and preparing in the event any changes for our 2020 Annual Meeting are necessary or appropriate.  If we determine to make any change to the date, time, place or procedures of the meeting, we will announce the change in advance on our website (https://investor.lkqcorp.com/overview/default.aspx), and we encourage you to check this website prior to the meeting if you plan to attend.  As always, we encourage you to vote your shares prior to the 2020 Annual Meeting.
To obtain directions to attend the meeting, please contact our Corporate Secretary. Our principal executive offices are located at 500 West Madison Street, Suite 2800, Chicago, Illinois 60661 (telephone: 312-621-1950). Admission to the meeting is limited to our stockholders (or their proxy holders) and other invited guests.
Purpose of the Meeting
The purpose of the 2020 Annual Meeting is to vote on the following:
1. The election of 11 directors, each to serve for a term of one year (or until his or her successor is duly elected and qualified);
2. The ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2020;
3. On an advisory basis, executive compensation; and
4. The transaction of any other business properly brought before the 2020 Annual Meeting or any adjournment or postponement of the 2020 Annual Meeting.
Who Can Vote
Stockholders of record at the close of business on March 16, 2020, the record date, will be entitled to notice of and to vote at the 2020 Annual Meeting or any adjournment or postponement of the meeting. As of March 4, 2020 (the latest practicable date prior to mailing), there were 307,690,923 shares of our common stock outstanding. A list of the stockholders entitled to vote at the 2020 Annual Meeting will be open to the examination of any of our stockholders, for any purpose germane to the 2020 Annual Meeting, during ordinary business hours, for a period of at least ten days prior to the 2020 Annual Meeting at our principal executive offices. Each share of our common stock is entitled to one vote on each matter to be voted on at the meeting.
How You Can Vote
You may vote in one of the following three ways:
By the Internet
Go to www.proxyvote.com 24 hours a day, 7 days a week, and follow the instructions. You will need the 16-digit control number that is included in the Notice of Internet Availability of Proxy Materials, proxy card or voting instruction form that is sent to you. The internet voting system allows you to confirm that the system has properly recorded your votes. This method of voting will be available up until 11:59 p.m. EDT on May 11, 2020.
By Telephone
Call toll-free 1-800-690-6903, 24 hours a day, 7 days a week, and follow the instructions. You will need the 16-digit control number that is included in the Notice of Internet Availability of Proxy Materials, proxy card or voting instruction form that is sent to you. As with internet voting, you will be able to confirm that the system has properly recorded your votes. This method of voting will be available up until 11:59 p.m. EDT on May 11, 2020.
By Mail
If you are a stockholder of record and you elect to receive your proxy materials by mail, you can vote by marking, dating and signing your proxy card exactly as your name appears on the card and returning it by mail in the postage-paid envelope that will be provided to you. If you hold your shares in street name and you elect to receive your proxy materials by mail, you can vote by completing and mailing the voting instruction form that will be provided by your bank, broker or other nominee. You should mail the proxy card or voting instruction form in plenty of time to allow delivery prior to the meeting. Do not mail the proxy card or voting instruction form if you are voting over the internet or by telephone.
If you vote before the 2020 Annual Meeting, the named proxies will vote your shares as you direct. If you send in your properly executed proxy card or voting instruction form or use internet voting but do not specify how you want to vote your shares, the proxies will vote your shares in accordance with how the Board of Directors recommends that you vote as set forth below under “How the Board Recommends that You Vote.”
How the Board Recommends that You Vote
The Board of Directors unanimously recommends that you vote:
•FOR all of the nominees for election to the Board of Directors in Proposal No. 1 - Election of our Board of Directors;
•FOR Proposal No. 2 - Ratification of appointment of our independent registered public accounting firm; and
•FOR Proposal No. 3 - Approval, on an advisory basis, of the compensation of our named executive officers.
How You May Revoke or Change Your Vote
If you are a stockholder whose shares are registered in your name, you may revoke your proxy at any time before it is voted by one of the following methods:

•	Submitting another proper proxy with a more recent date than that of the proxy first given by following the internet voting instructions or completing, signing, dating and returning a proxy card;

•	Sending written notice of revocation to our Corporate Secretary; or

•	Attending the 2020 Annual Meeting and voting by ballot.
If you hold your shares through a broker, bank or other nominee, you may revoke your proxy by following instructions the broker, bank or other nominee provides.
Quorum Requirement
The presence at the 2020 Annual Meeting, in person or represented by proxy, of a majority of the outstanding shares of our common stock as of the record date will constitute a quorum for the transaction of business at the 2020 Annual Meeting. Shares represented by “broker non-votes” and by proxies marked “abstain” are counted in determining whether a quorum is present for the transaction of business at the 2020 Annual Meeting. A “broker non-vote” is a proxy submitted by a broker that does not indicate a vote for some or all of the proposals because the broker does not have discretionary voting authority on certain types of proposals and has not received instructions from its client as to how to vote on a particular proposal.
Vote Required
For Proposal No. 1 -- Election of our Board of Directors, you may vote “for,” “against” or “abstain” with respect to the election of each director. In an uncontested election, each director will be elected by a vote of the majority of the votes cast. A majority of votes cast means the number of votes cast “for” a director’s election exceeds the number of votes cast “against” that director. We will not treat as a vote cast any share that is otherwise present at the meeting (a) for which there is an abstention, or (b) as to which a stockholder gives no authority or direction. In a contested election, the directors will be elected by a plurality of the votes cast, meaning the 11 directors receiving the largest number of “for” votes will be elected. A contested election is one in which the number of nominees exceeds the number of directors to be elected.
In an uncontested election, a nominee who does not receive a majority vote will not be elected. If a nominee for director is not elected and the nominee is an incumbent director, the director must tender his or her resignation to the Board of Directors, subject to acceptance by the Board of Directors. Normally, the Governance/Nominating Committee will make a recommendation to the Board of Directors as to whether to accept or reject the tendered resignation or whether other action should be taken. The Board of Directors will act on the tendered resignation, taking into account the Governance/Nominating Committee’s recommendation, and publicly disclose its decision regarding the tendered resignation and the rationale behind the decision within 90 days from the date of the certification of the election results. The Governance/Nominating Committee in making its recommendation and the Board of Directors in making its decision may each consider any factors or other information that they consider appropriate and relevant. The director who tenders his or her resignation will not participate in the recommendation of the Governance/Nominating Committee or the decision of the Board of Directors with respect to his or her resignation.
The Board of Directors may decrease the size of the Board or may fill any vacancy resulting from the non-election of a director as provided in our Bylaws. Additional details about this process are specified in our Bylaws, which are included in the Company's filings on the SEC website at www.sec.gov.
For Proposals No. 2 and 3, you may vote “for,” “against” or “abstain” with respect to each proposal. Each proposal will be decided by the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote at the 2020 Annual Meeting. Proposal No. 3 is an advisory vote only. Abstentions are counted in tabulations of the votes cast on proposals presented to stockholders other than elections of directors. Thus, an abstention from voting on a matter has the same legal effect as a vote against that matter. Broker non-votes and directions to withhold authority are counted as present, but are deemed not entitled to vote on proposals for which brokers do not have discretionary authority and, therefore, have no effect, other than to reduce the number of affirmative votes needed to approve a proposal.
We have appointed a representative of Broadridge Financial Solutions as our independent inspector of election. The representative will determine whether a quorum is present and will tabulate all votes cast at our 2020 Annual Meeting.
Discretionary Voting and Adjournments
We currently are not aware of any business to be acted upon at the 2020 Annual Meeting other than that described in this Proxy Statement. If, however, other matters properly are brought before the 2020 Annual Meeting, or any adjournment or postponement of the 2020 Annual Meeting occurs, your proxy includes discretionary authority on the part of the individuals appointed to vote your common stock or act on those matters according to their best judgment, including to adjourn the 2020 Annual Meeting.
The 2020 Annual Meeting may be adjourned for the purpose of, among other things, soliciting additional proxies. The meeting may be adjourned from time to time by approval of the holders of common stock representing a majority of the votes present in person or by proxy at the 2020 Annual Meeting, whether or not a quorum exists, without further notice other than by an announcement made at the 2020 Annual Meeting. We currently do not intend to seek an adjournment of the 2020 Annual Meeting.

PROPOSAL NO. 1
ELECTION OF OUR BOARD OF DIRECTORS
Governance Highlights

Board Evaluations	Our Board evaluates board and committee performance and practices regularly and takes action to enhance and strengthen board functioning.
Board Leadership
To support effective board oversight, we have different persons in the roles of Executive Chairman of the Board and Chief Executive Officer, and we have a lead independent director, independent committee chairs and independent committees.

Risk Oversight and Financial Reporting	Our Board seeks to provide robust oversight of current and potential risks facing our Company and its business and to demonstrate strong financial reporting practices.
Board Independence	Nine of our 11 board nominees are independent; the Audit Committee, Compensation Committee and Governance/Nominating Committee consist entirely of independent directors.
Stock Ownership Guidelines	We have stock ownership guidelines for our directors and executive officers to further align their interests with those of our stockholders.
No Hedging of Company Securities	Under our insider trading policy, our directors and executive officers are prohibited from hedging our Company’s securities.
Board Refreshment and Board Quality
Our Board is committed to practices that create an effective mix of useful expertise and fresh perspectives, including the thoughtful refreshment of the Board when appropriate. The Board has added five new directors, including two women, since August 2018. Our Board also considers whether our public disclosures effectively convey the strength and quality of our Board and board practices. We also provide strong new director orientation programs and on-going director education and tutorials and encourage our directors to attend continuing education programs.

Annual Director Elections	All directors are elected annually for one-year terms.
Majority Voting for Director Elections	Our Bylaws provide for a majority voting standard in uncontested elections, and further require that a director who fails to receive a majority vote must tender his or her resignation to the Board.
Proxy Access	We have implemented proxy access, which permits an eligible stockholder to nominate and include in our proxy materials director nominees (subject to the requirements specified in our Bylaws).
Introduction -- an Overview of LKQ's Mission and How our Board Composition Is Aligned with our Strategy
Our mission is to be the leading global value-added distributor of vehicle parts and accessories by offering our customers the most comprehensive, available and cost-effective selection of part solutions while building strong partnerships with our employees and the communities in which we operate.  Achieving our mission requires superior performance across numerous specialties.  LKQ currently has operations in North America, Europe and Taiwan and regularly considers appropriate expansion strategies. We have attempted to include nominees to our Board of Directors that have the relevant experiences, qualifications, attributes and skills to help support our mission. The following matrix provides information regarding the experiences, qualifications, attributes and skills of our nominees. The matrix does not encompass all of the experiences, qualifications, attributes and skills of our nominees, and the fact that a particular experience, qualification, attribute or skill is not listed does not mean that a nominee does not possess it. In addition, the absence of a particular experience, qualification, attribute or skill with respect to any of our nominees does not mean the nominee in question would be unable to contribute to the decision-making process in that area. We believe that our nominees' diverse experiences, qualifications, attributes and skills will enhance the quality and effectiveness of the deliberations and decision-making by our Board.

LKQ Board of Directors (in reverse order of tenure)	Xavier Urbain	Patrick Berard	Meg Divitto	John Mendel	Jody Miller	Dominick Zarcone (CEO)	Robert Hanser	Guhan Subramanian	Blythe McGarvie	John O’Brien	Joseph Holsten
Governance Criteria
Independent Director	✓	✓	✓	✓	✓		✓	✓	✓	✓
Experiential Criteria
Executive Leadership	✓	✓	✓	✓	✓	✓	✓		✓	✓	✓
Automotive Industry			✓	✓	✓	✓	✓				✓
Digital Technology		✓	✓		✓		✓		✓
Operations	✓	✓	✓	✓	✓	✓	✓		✓	✓	✓
Treasury/Capital Allocation/Corporate Development	✓	✓	✓		✓	✓	✓		✓	✓	✓
Finance/Accounting/Auditing	✓					✓		✓	✓	✓	✓
Government Relations/Regulatory				✓	✓		✓	✓		✓	✓
Human Capital Management/Compensation	✓	✓	✓	✓	✓	✓	✓			✓	✓
Corporate Governance	✓	✓			✓			✓	✓	✓	✓
International Experience	✓	✓	✓	✓		✓	✓		✓	✓	✓
Supply Chain/Logistics	✓	✓		✓			✓				✓
Risk Assessment and Management	✓	✓	✓			✓			✓
Investor Relations	✓	✓		✓		✓		✓	✓	✓	✓
Personal/Demographics
Other Current Public Company Boards	0	1	0	1	0	1	0	0	2	2	2
Age	63	66	48	65	61	61	66	49	63	76	67
Tenure	0.3	0.5	1.7	1.7	1.7	2.8	4.3	7.3	8.0	16.4 (1)	16.4 (1)
Gender Diversity	N	N	Y	N	Y	N	N	N	Y	N	N
Ethnic Diversity	N	N	N	N	N	N	N	Y	N	N	N
Born Outside the United States	Y	Y	N	N	N	N	Y	Y	N	N	N

(1) Reflects service since our initial public offering in October 2003.

Nominees
Eleven directors are to be elected at the 2020 Annual Meeting. We have designated the persons named below as nominees for election as directors. If elected, they will serve for a term expiring at our annual meeting of stockholders in 2021 or until their successors are elected and qualified or until their earlier death, resignation, disqualification or removal. All of the nominees are serving as directors as of the date of this Proxy Statement. Unless you otherwise instruct us, your properly executed proxy that is returned in a timely manner will be voted for election of these 11 nominees. If, however, any of these nominees should be unable or should fail to act as a nominee because of an unexpected occurrence, your proxy will be voted for such other person as the holders of your proxy, acting in their discretion, may determine. In the alternative, the Board of Directors may reduce the number of directors to be elected.
Biographical information concerning our 11 nominees is presented below.
Patrick Berard.
Background and Prior Experience:  Mr. Berard has been the Chief Executive Officer and Director of Rexel Group, a Paris-based worldwide expert in the professional multichannel distribution of electrical products and services for the energy world, since July 2016.  He joined Rexel in 2003 as Senior Vice President of Rexel France, becoming Senior Vice President for Southern Europe (France, Italy, Spain and Portugal) in 2007, and then assuming additional responsibility for Belgium and Luxembourg in 2013. He was appointed Senior Vice President Europe in 2015.  Before joining Rexel, Mr. Berard held a variety of leadership positions for European businesses including CEO of Pinault Bois & Matériaux (a distributor of building materials) from 2002 to 2003, Chief Operating Officer at Antalis (a distributor of paper and packaging solutions) from 1999 to 2001, Group Vice-President of Europe and a member of the Executive Committee of Kodak Polychrome Graphics (a manufacturer of graphic arts printing equipment) from 1988 to 1999, Strategic Development Director for Industry and Engineering at Thomson SARL in 1987, and 7 years as a consultant with McKinsey & Company.  Mr. Berard holds a PhD in economics from the University of Grenoble.
Key Skillset: The specific experience, qualifications, attributes or skills that led to the conclusion that Mr. Berard should serve as a director of LKQ include his leadership skills and operational experience most recently through his Chief Executive Officer position at Rexel Group. The Board and LKQ expect to benefit in particular from his deep knowledge of the distribution industry and his experience leading global companies with an emphasis on operations in Europe.  Through his leadership positions, Mr. Berard has also gained relevant experience in the areas of digital technology, mergers and acquisitions, corporate governance and investor relations.
Meg A. Divitto.
Background and Prior Experience: Ms. Divitto is the principal of Divitto Design Group, a consulting company that focuses on start-ups and start-overs, design thinking in the Internet of Things (IoT), and the future of mobility. Prior thereto, she worked for IBM Corporation in a variety of roles, including most recently as Vice President, IoT Future Solutions and Technologies (including responsibility for the IBM connected vehicle program) from September 2002 until she retired in May 2015. Ms. Divitto also held executive and engineering positions with Delphi Product & Service Solutions from February 2002 to September 2002 as a Product Executive in the aftermarket sector; with Motorola Solutions, Inc. from June 1994 to February 2002 in a variety of roles culminating as Product Director with a focus on telematics; and with General Motors as a System Engineer from June 1989 to June 1994.  Ms. Divitto received a B.S. in Electrical Engineering from the General Motors Engineering and Management Institute and an M.A. in Engineering Management from the University of Michigan.
Key Skillset: The specific experience, qualifications, attributes, and skills that led to the conclusion that Ms. Divitto should serve as a director of LKQ include her extensive experience in the automotive industry, in particular relating to connected car technology.  In her various roles, she also has been responsible for areas relevant to LKQ’s business, including operations, digital technology and product development.  In addition, Ms. Divitto has been involved in oversight of foreign operations, which is valuable to the Board of Directors in its efforts to manage LKQ’s global footprint.
Robert M. Hanser.
Background and Prior Experience: Mr. Hanser was employed for 33 years with Robert Bosch GmbH, a German multinational engineering and electronics company. He held various positions at Bosch in various countries, including at its Automotive Original Equipment and Automotive Aftermarket Division, Power Tools Division, Blaupunkt/Car Multimedia Division, and Corporate Sales and Marketing Division. Mr. Hanser most recently was the President of Bosch’s Automotive Original Equipment and Automotive Aftermarket Division from July 2006 to June 2013. From June 2013 to December 2015, he served as a part-time member of the Board of Management of Bosch Management Support, an internal “senior experts” consulting business, and he continues to provide occasional consulting services to Bosch.
Key Skillset: The specific experience, qualifications, attributes or skills that led to the conclusion that Mr. Hanser should serve as a director of LKQ include his extensive experience in the automotive aftermarket industry, which we believe assists our efforts to improve and expand this segment of our business, and his familiarity with and reputation in the European automotive industry, which we view as a key geographic area for our existing business and possible future expansion.
Joseph M. Holsten.
Background and Prior Experience: Mr. Holsten has been our Chairman of the Board since November 2011 and was appointed Executive Chairman in March 2017. He joined us in November 1998 as our President and Chief Executive Officer. He was elected to our Board of Directors in February 1999. In November 2010, Mr. Holsten was appointed as Vice Chairman of our Board of Directors. In January 2011, his officer position changed to Co-Chief Executive Officer as part of his transition to retirement. He retired from his officer position in January 2012. Prior to joining us, Mr. Holsten held various positions of increasing responsibility with the North American and International operations of Waste Management, Inc. for approximately 17 years. From February 1997 until July 1998, Mr. Holsten served as Executive Vice President and Chief Operating Officer of Waste Management, Inc. From July 1995 until February 1997, he served as Chief Executive Officer of Waste Management International, plc where his responsibility was to streamline operating activities. Prior to working for Waste Management, Mr. Holsten was a staff auditor at a public accounting firm. Mr. Holsten also has served since May 2009 as a member of the Board of Directors of Covanta Holding Corporation, a company in the energy-from-waste, profiled waste and ferrous metals business, and serves on Covanta's Finance Committee and chairs its Supply Chain and Public Policy Committee. In January 2017, he was elected to the Board of Directors of Mekonomen Group, an automotive spare parts chain in the Nordic region, of which we own approximately 27%. Mr. Holsten serves on the Mekonomen Remuneration Committee.
Key Skillset: The specific experience, qualifications, attributes or skills that led to the conclusion that Mr. Holsten should serve as a director of LKQ include primarily his unparalleled knowledge of our business and our industry. Mr. Holsten has been with us almost since our inception and from that time has become intimately familiar with all aspects of our business, including in particular operational and financial matters as well as mergers and acquisitions in domestic and international markets. His knowledge and experience provide a critical component for the proper functioning of our Board. Mr. Holsten also brings to our Board his significant operational experience from his key positions at Waste Management. He also contributes financial accounting skills to our Board through his qualification as a Certified Public Accountant, his attainment of an MBA in finance and accounting, and his prior work at a public accounting firm.
Blythe J. McGarvie.
Background and Prior Experience: Ms. McGarvie most recently was a member of the faculty of Harvard Business School teaching in the accounting and management unit from 2012 until 2014. Prior to joining the Harvard Business School faculty, Ms. McGarvie served for ten years as Chief Executive Officer and founder of Leadership for International Finance, a global consulting firm specializing in leadership seminars for corporate and academic groups. During this period, she co-founded and served as Senior Fellow for Northwestern University’s Kellogg Innovation Network and was a visiting leader at the Shanghai-based China Europe International Business School. Prior to 2003, Ms. McGarvie was Chief Financial Officer for BIC Group, a publicly-traded consumer goods company with operations in 36 countries, based in Paris, France. Prior to moving to Paris, Ms. McGarvie was Chief Financial Officer for Hannaford Bros. Co, a Fortune 500 retailing company, between 1994 and 1999. She is a member of the board of directors, and the audit committee, of Sonoco Products Company, a manufacturer of industrial and consumer packaging products, and a member of the board of directors of Apple Hospitality REIT, a real estate management trust. Ms. McGarvie also served on the board of directors of Viacom Inc., a global entertainment content company, including as chairperson of the Viacom audit committee, until 2017, and was a member of the board of directors of Accenture plc, a global management consulting, technology services and outsourcing company, until 2017. Ms. McGarvie is a Certified Public Accountant and earned an MBA from Northwestern University’s J.L. Kellogg Graduate School of Management.
Key Skillset: The specific experience, qualifications, attributes or skills that led to the conclusion that Ms. McGarvie should serve as a director of LKQ include her significant experience in the fields of finance and accounting and her international experience. In addition, she has served on publicly-traded companies as a board member since 2001 and has considerable experience with corporate governance matters. Ms. McGarvie’s MBA with a concentration in accounting and marketing, her status as a Certified Public Accountant and her business experience as a Chief Financial Officer qualify her as an audit committee financial expert. Ms. McGarvie also has technology experience through her participation in Accenture’s recent digital technology transformation and her development of the global technology strategy for BIC Group while serving as its Chief Financial Officer.
John W. Mendel.
Background and Prior Experience: Mr. Mendel was the Executive Vice President, Automotive Division, of American Honda Motor Company from November 2004 until his retirement in April 2017, where he was responsible for Automotive business sales, marketing, product development, public relations, vehicle planning, logistics and distribution. Prior to Honda, he worked for Ford Motor Company from July 1976 to November 2004, including in a variety of roles related to field operations and commercial marketing across the Ford, Lincoln and Mercury brands, before serving as Chief Operating Officer of Mazda America from 2001 to 2004. Mr. Mendel is a member of the board of directors of TrueCar, Inc., an operator of a digital automotive marketplace. He received a B.A. in business and economics from Austin College and an M.B.A. from Duke University.
Key Skillset: The specific experience, qualifications, attributes, and skills that led to the conclusion that Mr. Mendel should serve as a director of LKQ include his career in the automotive industry with significant experience in areas directly relevant to LKQ, including operations, sales, marketing, service, product planning and distribution.  His relevant experience also includes strategy work relating to automotive technology, government relations, and executive compensation and planning.  Mr. Mendel had significant exposure to the international markets, which provides insights that should be helpful for LKQ’s foreign operations.  He also has previous and current public company board experience.
Jody G. Miller.
Background and Prior Experience:  Ms. Miller serves as Chairwoman and Co-Chief Executive Officer of the Business Talent Group, a global marketplace for top independent professionals doing project-based work, which she founded in 2007. From 2000 through 2007, she was a venture partner with Maveron LLC, a Seattle-based venture capital firm. From 1995 to 1999, Ms. Miller held various positions at Americast, a digital video and interactive services joint venture formed with the Walt Disney Company, including as Acting President and Chief Operating Officer. From 1993 to 1995, she served in the White House as Special Assistant to the President during the Clinton Administration; from 1990 to 1992, she was a White House Fellow at the Department of the Treasury; and from 1986 to 1987, she was the chief legal advisor to Governor Richard Riley in South Carolina. Ms. Miller was a member of the board of directors of Capella Education Company, a provider of online education programs, from 2001 until its merger in August 2018 with Strayer Education, Inc. She also served on the board of directors on TRW, a global supplier of automotive systems and components to OEMs, from 2005 until its sale in 2015. She is on the board of the Drucker Institute and Peer Health Exchange. Ms. Miller earned a B.A. from the University of Michigan and a J.D. from the University of Virginia.
Key Skillset: The specific experience, qualifications, attributes, and skills that led to the conclusion that Ms. Miller should serve as a director of LKQ include her executive officer positions and her service on the board of an automotive company.  Her executive experience brings insights to LKQ regarding operations, digital technology, corporate development, capital allocation and human resource management.  Ms. Miller also can provide guidance regarding LKQ’s government affairs matters as a result of her public sector experience in the White House, the Department of the Treasury and as chief legal advisor to the Governor of South Carolina.  In addition, she brings corporate governance insights with her service on public company governance committees.
John F. O'Brien.
Background and Prior Experience: Mr. O’Brien retired in 2002 as the Chief Executive Officer of Allmerica Financial Corporation, a public insurance company. In addition to serving on our Board of Directors, he is a director of Cabot Corporation, a global specialty chemicals corporation, and a director of The TJX Companies, Inc., an off-price retailer of apparel and home fashions. Mr. O'Brien was a director of a family of registered investment companies managed by BlackRock, an investment management advisory firm, until December 2018. From August 1989 to November 2002, Mr. O’Brien was President and Chief Executive Officer of Allmerica Financial Corporation. From 1968 to 1989, Mr. O’Brien held several positions at Fidelity Investments, including Group Managing Director of FMR Corporation (from 1986 to 1989), Chairman of Institutional Services Company (from 1986 to 1989) and Chairman of Brokerage Services, Inc. (from 1984 to 1989).
Key Skillset: The specific experience, qualifications, attributes, and skills that led to the conclusion that Mr. O’Brien should serve as a director of LKQ include his tenure as the President and CEO of a Fortune 500 insurance company and over 35 years of experience in the insurance and investment management industries. His insurance and financial experience provide him with skills and knowledge that he is able to contribute to our Board’s oversight with regard to LKQ’s relationship with the insurance industry. Mr. O'Brien also has experience in accounting and auditing having served for 10 years as chair of the audit committee of Cabot Corporation. Moreover, he is able to provide insights with regard to budgeting, financial planning, and the appropriate financial strength and capital structure of the Company.
Guhan Subramanian.
Background and Prior Experience: Mr. Subramanian is currently the Joseph Flom Professor of Law and Business at the Harvard Law School and the H. Douglas Weaver Professor of Business Law at the Harvard Business School. He is the first person in the history of Harvard University to hold tenured appointments at both the Harvard Law School and the Harvard Business School. At the Harvard Law School, he teaches courses in negotiations and corporate law. At the Harvard Business School, he teaches in several executive education programs, including Strategic Negotiations, Changing the Game, and Making Corporate Boards More Effective. He is the faculty chair for the JD/MBA program at Harvard University, the Harvard Program of Negotiation and the Mergers & Acquisitions executive education course at Harvard Business School. Prior to joining the

Harvard faculty in September 1999, Mr. Subramanian spent three years at McKinsey & Company as a consultant in their New York, Boston, and Washington, D.C. offices.
Key Skillset: The specific experience, qualifications, attributes or skills that led to the conclusion that Mr. Subramanian should serve as a director of LKQ include his extensive knowledge of corporate law, corporate governance and business negotiations. His positions at Harvard Law School and Harvard Business School provide Mr. Subramanian with continuous exposure and insight into the key issues and developments affecting boards of directors and the businesses they oversee. In addition, his role as an instructor in executive education programs allows Mr. Subramanian to exchange ideas and gain knowledge from numerous prominent business leaders.
Xavier Urbain.
Background and Prior Experience: Mr. Urbain was the Group Chief Executive Officer from January 2014 to May 2019 of Switzerland-based CEVA Logistics, a leading supply chain company that provides end-to-end design, implementation and operational solutions in freight and transportation management, contract logistics and distribution.  Prior to CEVA Logistics, Mr. Urbain held leadership positions in the global third party logistics industry, as a member of the Executive Board of Switzerland based Kuehne & Nagel, as a member of the Executive Board and the Board of Directors of UK-based Hays PLC  and as CEO of Hays Logistics, and as Chief Executive Officer of ACR. He has also served as Chairman of the Board of Socotec and is the current Chairman of the Board of Netherlands-based Caldic B.V.
 Key Skillset: The specific experience, qualifications, attributes or skills that led to the conclusion that Mr. Urbain should serve as a director of LKQ include his extensive experience in supply chain management and logistics, including in the automotive industry, during his tenure at CEVA Logistics.  Mr. Urbain has worked for international companies and his career has been based in Europe, which we expect will provide valuable insights in connection with LKQ’s European and other non-U.S. businesses.   He also brings to LKQ executive leadership skills including operations, investor relations, human resources and corporate governance.
Dominick Zarcone.
Background and Prior Experience: Mr. Zarcone became our President and Chief Executive Officer in May 2017. He was our Executive Vice President and Chief Financial Officer from March 2015 to May 2017. Prior to joining our Company, he was the Managing Director and the Chief Financial Officer of Baird Financial Group, a capital markets and wealth management company, and certain of its affiliates from April 2011 to March 2015. He also served from April 2011 to March 2015 as Treasurer of Baird Funds, Inc., a family of fixed income and equity mutual funds managed by Robert W. Baird & Co. Incorporated, a registered broker/dealer. From February 1995 to April 2011, Mr. Zarcone was a Managing Director and Chief Operating Officer of the Investment Banking department of Robert W. Baird & Co. Incorporated. From February 1986 to February 1995, he was with the investment banking company Kidder, Peabody & Co., Incorporated, most recently as Senior Vice President of Investment Banking. Mr. Zarcone is a member of the Board of Directors of Generac Power Systems, Inc., a designer and manufacturer of power generation equipment and engine-powered products.
Key Skillset: The specific experience, qualifications, attributes or skills that led to the conclusion that Mr. Zarcone should serve as a director of LKQ include the experience Mr. Zarcone gained serving as our President and Chief Executive Officer since June 2017 and our Chief Financial Officer from March 2015 through May 2017, the financial and operating experience he acquired at Robert W. Baird, including as a Chief Financial Officer and Chief Operating Officer -- Investment Banking, and his extensive involvement in various financing and acquisition transactions by LKQ during his tenure at Baird.

We recommend that you vote “FOR” the election
of each of the nominees for director.

Nominating Process
The Governance/Nominating Committee will consider recommendations for nominees for directorships submitted by stockholders and will apply the same evaluation to such recommendations submitted by stockholders as to recommendations submitted by any other person or entity. The Governance/Nominating Committee operates under a written charter, which is available on our corporate website at www.lkqcorp.com. The charter includes a statement of the competencies and personal attributes of nominees to the Board of Directors to be used as a guideline in connection with their evaluation.
In the broader context of the needs of the Board and how our Company, industry and business strategies evolve over time, some of the competencies and personal attributes that the Governance/Nominating Committee considers include a nominee’s experience, general judgment and knowledge, grasp of the Company’s business, understanding of the function of the Board to represent stockholders’ interests, willingness to devote adequate time to board duties, ability to effectively communicate, and demonstration of vision and leadership. The Governance/Nominating Committee charter also includes contributing to the diversity of the Board and ability to enhance the Board as a whole on the list of competencies and personal attributes that are considered when evaluating a board candidate. In identifying nominees for director, the Governance/Nominating Committee seeks persons with diverse and complementary (as opposed to overlapping) competencies and attributes.
Stockholders who wish the Governance/Nominating Committee to consider their recommendations for nominees for the position of director should submit their recommendations in writing to the Governance/Nominating Committee in care of the Corporate Secretary of the Company at the Company’s principal executive offices, as described in the section below entitled “Other Information -- Submitting Your Proposals for the 2021 Annual Meeting.”
See “Introduction -- an Overview of LKQ’s Mission and How our Board Composition Is Aligned with our Strategy” above and “Corporate Governance -- Succession and Refreshment” below for more discussion of these matters.

CORPORATE GOVERNANCE
LKQ is committed to high standards of corporate governance and business practices. We seek to be transparent with our stockholders regarding these matters and publicly share the guidelines and charters that govern our Board and our Board committees, which help ensure LKQ is responsible and accountable.
Corporate Governance Guidelines
Our Corporate Governance Guidelines establish our corporate governance principles and practices on a variety of topics, including:

•	Board composition, independence and membership criteria;

•	Length of board service and the review process upon a change in status of a director;

•	Board meeting procedures;

•	Board committees, committee membership selection, and committee functions; and

•
Director rights and responsibilities, including access to information, the retention of independent experts, orientation and education programs, an annual evaluation of governance practices, and risk oversight.

Our Corporate Governance Guidelines can be found on our website at www.lkqcorp.com.
Performance Evaluation
Each year, the Chairman of the Board interviews each director to obtain his or her assessment of the effectiveness of the Board and its committees, director performance, board dynamics, and the relationship with management. The results of such interviews are summarized and presented to the Board of Directors for discussion. In addition, the chair of each Board committee annually conducts an evaluation with the committee members of the performance and procedures of the committee. Appropriate follow-up occurs with respect to matters requiring additional consideration, including as to opportunities to enhance and strengthen the functioning of our Board committees.
Board Leadership Structure
We have different persons in the roles of Chairman of the Board and Chief Executive Officer and also have a Lead Independent Director. Mr. Holsten has been our Chairman of the Board since November 2011 and was appointed our Executive Chairman in March 2017. Mr. Zarcone has been our Chief Executive Officer since May 2017. We believe that this leadership structure is appropriate for our Company because our Executive Chairman of the Board and our Chief Executive Officer complement each other in their common objective of promoting the best interests of our stockholders. Mr. Holsten led our Company as its top executive from November 1998 through December 2011 (as the Co-Chief Executive Officer during the 2011 calendar year), after which he retired from his officer position. He had assumed the Chairman of the Board position shortly after the death of Donald Flynn, the former Chairman. Mr. Holsten brings to the Executive Chairman of the Board position a great deal of experience operating companies and also has a strong financial accounting background. Mr. Zarcone's areas of expertise include finance, capital-raising, acquisitions and operations -- areas that overlap and supplement Mr. Holsten's specialties.
As a result of the planned departure of Mr. Allen, on March 9, 2020 the Board of Directors appointed Mr. Subramanian as our Lead Independent Director effective as of May 11, 2020. Our Lead Independent Director leads the executive sessions of our independent directors and focuses particular attention on our corporate governance matters.
Role of Board of Directors in Our Risk Management Process
We have well developed processes in place to manage our key strategic, operational, financial, and compliance risks. Our entire Board of Directors is responsible for monitoring and evaluating the risks we face and our risk management processes. We implement our risk management processes through the regular reports to the Board of such risks by each of our Executive Chairman of the Board and our Chief Executive Officer and other appropriate executives (including our Chief Financial Officer and our General Counsel) with respect to matters within their areas of expertise, including such matters as acquisitions, capital raising transactions, financial accounting matters and legal issues. In addition, our Chief Information Officer and Chief Information Security Officer report to the Audit Committee regarding information security and cybersecurity incidents. Our Board members engage in discussions with these officers regarding their areas of expertise, including assessments of the risks relating thereto. In addition, our Corporate Audit department develops a risk-based audit plan annually that is reviewed with our Audit Committee, along with the results of internal audit reviews and activities. We recently formed a Risk Management Committee (“RMC”) composed of key members of management including our business units. The purpose of the RMC is to identify and prioritize enterprise-wide strategic risks, assign owners to such risks, and track remediation efforts. The RMC will periodically report its findings to the Board of Directors.
We believe that the Board’s oversight of risks is enhanced by our leadership structure because the Board often receives more than one point of view regarding the risks, thereby leading to a more thorough analysis of the matter.
Director Independence
The Board, following consideration of all relevant facts and circumstances and upon recommendation of the Governance/Nominating Committee, has affirmatively determined that each nominee for election as a director (except Messrs. Holsten and Zarcone) is independent in that each such person has no material relationship with the Company, our management or our independent registered public accounting firm, and otherwise meets the independence and other requirements of the listing standards of Nasdaq, the rules and regulations of the SEC and applicable law. The Board determined that Mr. Holsten is not independent due to his status as Executive Chairman and that Mr. Zarcone is not independent due to his status as a current executive officer of the Company.
Director Attendance
The Board held nine meetings (four regular and five special) during fiscal 2019. Each incumbent director attended at least 75% of the aggregate total number of meetings held by the Board and all committees on which such director served that were held during the period during which such director served as a director. At its regular meetings, the independent members of the Board sometimes hold executive sessions without management present. Two executive sessions were held in 2019.
We encourage all of our directors to attend our annual meeting of stockholders, and we customarily schedule a regular Board meeting on the same day as our annual meeting. All persons who were directors at the time attended our annual meeting of stockholders in 2019 except Mr. Webster.
Director Stock Ownership Guidelines
The Board has established stock ownership guidelines that provide that each non-employee director is expected to hold a minimum of at least the number of shares equal in value to five times the annual cash board service retainer and to provide that such ownership amount would be obtained within five years after first becoming subject to the guidelines. Until the expected level of ownership is achieved, each director must retain at least 50% of the net after-tax shares from equity compensation vesting. The complete guidelines can be found on our website at www.lkqcorp.com (click the “Corporate Governance” link under “Investor Relations”).
Hedging/Pledging
The Company’s policies prohibit directors from engaging in hedging transactions involving our common stock. In addition, shares that are pledged do not count toward the stock ownership requirements of our directors. No directors currently pledge shares of our common stock.
Succession and Refreshment

Our Board of Directors is committed to effective board succession planning and refreshment, using processes such as board self-evaluations, board refreshment discussions, and consideration of the annual slate of board nominees by our Governance/Nominating Committee and by our Board of Directors. As a result of these different processes, directors have decided (for personal or professional reasons) or have been asked (for reasons related to their ongoing contributions to the Board and the Company) not to stand for re-election at the next annual meeting of stockholders.

Committees of the Board
Our Board has four standing committees. They are the Audit Committee, the Compensation Committee, the Governance/Nominating Committee and the Industry, Regulatory and Consumer Awareness (IRCA) Committee. The Board reviews and determines the membership of the committees at least annually, with input from the Governance/Nominating Committee. The following table sets forth the current membership of the committees:

Name	Audit Committee	Compensation Committee	Governance/ Nominating Committee	IRCA
A. Clinton Allen	Member	—	Member	—
Patrick Berard	—	—	—	—
Meg A. Divitto	—	Member*	—	Member
Robert M. Hanser	—	Member	—	Member
Joseph M. Holsten	—	—	—	—
Blythe J. McGarvie	Chairperson	—	Member	—
John W. Mendel	—	Member	—	Member*
Jody G. Miller	Member	—	Member*	—
John F. O'Brien	—	Chairperson	Member	—
Guhan Subramanian	Member	—	Chairperson	—
Xavier Urbain	—	—	—	—
William M. Webster, IV	—	Member	—	Chairperson
Dominick P. Zarcone	—	—	—	Member
*Effective May 2019
In March 2020, the Board of Directors made changes to the composition of our committees to become effective May 11, 2020; the following table sets forth the membership of the committees reflecting these changes. Messrs. Allen and Webster are not included in the table below because they are retiring from the Board as of May 12, 2020.

Name	Audit Committee	Compensation Committee	Governance/ Nominating Committee	IRCA
Patrick Berard	—	Member	—	—
Meg A. Divitto	—	Member	—	Member
Robert M. Hanser	—	Member	—	Chairperson
Joseph M. Holsten	—	—	—	—
Blythe J. McGarvie	Chairperson	—	Member	—
John W. Mendel	Member	Member	—	—
Jody G. Miller	—	—	Member	Member
John F. O'Brien	—	Chairperson	Member	—
Guhan Subramanian	Member	—	Chairperson	—
Xavier Urbain	Member	—	—	—
Dominick P. Zarcone	—	—	—	Member
The functions of each committee are described below.
Audit Committee.    The Audit Committee’s functions include selecting, appointing and evaluating our independent registered public accounting firm and recommending that firm for ratification by stockholders; reviewing the arrangements for, and scope of, the independent registered public accounting firm’s examination of our financial statements; overseeing the activities of our internal audit department; meeting with the independent registered public accounting firm and certain of our officers to review the adequacy and appropriateness of our system of internal control and reporting, our critical accounting policies, and our public financial disclosures; reviewing compliance with our code of ethics; and performing any other duties or functions deemed appropriate by the Board of Directors. The Audit Committee meets quarterly with management and our independent registered public accounting firm to review our annual and quarterly reports and earnings releases prior to their issuance.

All of the Audit Committee members satisfy the independence, financial literacy, and expertise requirements of the rules of Nasdaq. Our Board of Directors has determined that Ms. McGarvie satisfies the requirements to be designated an “audit committee financial expert” under the rules and regulations of the SEC. The Audit Committee operates pursuant to a charter, which is available on our corporate website at www.lkqcorp.com. The Audit Committee met eight times during 2019.
Compensation Committee.    The Compensation Committee is responsible for establishing and making recommendations to the Board of Directors regarding compensation to be paid to our executive officers and is responsible for the administration and interpretation of, and the granting of awards under, our incentive compensation plans. All of the Compensation Committee members are independent as defined in Nasdaq's listing standards. The Compensation Committee operates pursuant to a charter, which is available on our corporate website at www.lkqcorp.com. The Compensation Committee met five times during 2019.
The compensation of our executive officers is determined through a process involving our Executive Chairman of the Board, our Chief Executive Officer and our Compensation Committee. Our Executive Chairman of the Board typically proposes the compensation of our Chief Executive Officer. Our Chief Executive Officer typically proposes the compensation of the remaining executive officers. The Compensation Committee holds a meeting near the beginning of each calendar year to consider the proposed compensation amounts for that year and to make final determinations. The executive officers are not present during the deliberations and final decisions by the Compensation Committee concerning executive compensation.
Governance/Nominating Committee.    The Governance/Nominating Committee is responsible for developing policies and processes designed to provide for effective and efficient governance by the Board of Directors, for periodically reviewing non-employee director compensation, and for identifying qualified individuals and nominating such individuals for membership on the Board of Directors and its committees. All of the members of the Governance/Nominating Committee are independent as defined in Nasdaq's listing standards. The Governance/Nominating Committee operates pursuant to a charter, which is available on our corporate website at www.lkqcorp.com. The Governance/Nominating Committee met five times during 2019.
Industry, Regulatory and Consumer Awareness Committee.     The responsibilities of the IRCA Committee are to oversee and monitor legislative and regulatory issues, political fundraising and contributions, compliance with regulatory requirements, and technological changes that may impact our industry, customers or suppliers. The IRCA Committee oversees any lobbying activity engaged in by LKQ. The IRCA Committee operates pursuant to a charter, which is available on our corporate website at www.lkqcorp.com. The IRCA Committee met four times in 2019.
Stockholder Communications with the Board of Directors
Stockholders desiring to contact the Board of Directors or any committee of the Board should address the communication to LKQ Corporation, 500 West Madison Street, Suite 2800, Chicago, Illinois 60661, Attention: Corporate Secretary, with a request to forward the communication to the intended recipient. All such communications will be forwarded unopened.
Compensation Committee Interlocks and Insider Participation
During 2019, the Compensation Committee was composed of Meg Devitto, Robert Hanser, John Mendel, Jack O'Brien and William Webster. It determines the compensation of our executive officers. None of these persons is or was an officer or employee of the Company nor are any of our directors officers of any other entity for which one of our executive officers served as a director or makes compensation decisions.

DIRECTOR COMPENSATION
Director Fees
The Board intends to set director compensation levels near the market median relative to director compensation at companies of comparable size, industry, and scope of operations in order to ensure directors are paid competitively and fairly for their time commitment and responsibilities. The Board periodically reviews the components and amounts of director compensation to determine if any adjustments are appropriate and as part of such review, regularly engages an outside consultant to provide information and advice on such matters. The last such review was conducted in May 2018 and benchmarked our director compensation practices against the same peer group of companies used in executive compensation comparisons (see page 25). Findings from the review indicated that our director compensation levels approximated the peer group median and the structure of our program was consistent with current best practices, except that our outside consultant recommended that the fees for serving as the chair of the committees should be increased. Thus, in May 2018, the Board of Directors increased the annual cash payments to the chairs from $25,000 to $35,000 for the Audit Committee, from $15,000 to $25,000 for the Compensation Committee, from $15,000 to $20,000 for the Governance/Nominating Committee, and from $12,000 to $18,000 for the IRCA Committee. Also, the annual cash payment for the other members of the Governance/Nominating Committee was increased from $8,000 to $10,000. Following is a summary of the director compensation program as modified:

•
Retainer-only cash compensation with no fees for attending meetings (which is an expected part of board service), with additional retainers for special roles such as Executive Chairman of the Board, Lead Independent Director, and committee chairs and members to recognize their incremental time and effort. Cash compensation in 2019 for our non-employee directors consisted of:

◦	annual cash board service retainer of $100,000;

◦	annual cash payments for serving on committees of the Board:

▪	$35,000 and $15,000 for each of the chairman and the other members of the Audit Committee, respectively;

▪	$25,000 and $10,000 for each of the chairman and the other members of the Compensation Committee, respectively;

▪	$20,000 and $10,000 for each of the chairman and the other members of the Governance/Nominating Committee, respectively; and

▪	$18,000 and $8,000 for each of the chairman and the other members of the IRCA Committee, respectively.

•
Significant portion of total compensation in full-value equity awards, for alignment with stockholders, where annual grants are based on a fixed dollar amount and short vesting to avoid entrenchment. In 2019, equity compensation for non-employee directors consisted of an annual grant of restricted stock units ("RSUs") covering a number of shares valued on the grant date at approximately $115,000. The 2019 equity grant will vest in May 2020, one year after the date of grant, subject to continued service through the vesting date.

•	Meaningful stock ownership requirements equal in value to five times the annual cash board service retainer.

•	No benefits or perquisites.
Certain director positions received additional payments. Mr. Holsten, our Executive Chairman of the Board, was paid in 2019 an additional annual amount of $700,000 and was also eligible for a bonus of up to $750,000, in both cases for his oversight and mentoring of our Chief Executive Officer and other duties performed on behalf of LKQ. In May 2019, the Board of Directors approved the payment to Mr. Holsten of a bonus of $468,750 (of the possible $750,000), based on an evaluation of the Company's overall performance. In 2019, Mr. Holsten also received an annual grant of RSUs covering a number of shares valued on the grant date at approximately $50,000 more than the value of the annual grant received by other non-employee directors in 2019. Mr. Allen received in 2019 an annual amount of $25,000 for his role as Lead Independent Director. Mr. Hanser received in 2019 an annual amount of $15,000 for his advice and contributions to the Board relating to Europe matters. Mr. Zarcone does not receive compensation for serving as a member of the Board or any of its committees since he is an employee director.
See the "Director Compensation Table" below for more details regarding compensation received by each of our directors in 2019.
Each director has the option, by making an election by December 31 of each year, to receive the cash portion of director compensation for the following calendar year in shares of our common stock instead of cash. None of our directors elected to receive his or her cash compensation for 2019 in shares of our common stock. Directors are also reimbursed for their out-of-pocket expenses incurred in connection with serving on our Board.

Indemnification
Each member of our Board of Directors is a party to an indemnification agreement with us that assures the director of indemnification and advancement of expenses to the fullest extent permitted by Delaware law and our Certificate of Incorporation.
Director Compensation Table
The following table provides compensation information for the one year period ended December 31, 2019 for each of our directors that served during 2019 (other than Mr. Zarcone).

Name	Fees Earned or Paid in Cash	Stock Awards (1),(2)	All Other Compensation (3)	Total
A. Clinton Allen	$150,000	$115,024	$—	$265,024
Patrick Berard (4)	24,731	70,286	—	95,017
Meg A. Divitto	114,667	115,024	—	229,691
Robert M. Hanser	133,000	115,024	—	248,024
Joseph M. Holsten	800,000	165,016	468,750	1,433,766
Blythe J. McGarvie	145,000	115,024	—	260,024
John W. Mendel	115,333	115,024	—	230,357
Jody G. Miller	121,667	115,024	—	236,691
John F. O'Brien	135,000	115,024	—	250,024
Guhan Subramanian	135,000	115,024	—	250,024
Xavier Urbain (4)	6,183	48,657	—	54,840
William M. Webster, IV	128,000	115,024	—	243,024

(1)
The amounts represent the aggregate grant date fair value of awards granted in 2019, calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification 718, “Compensation-Stock Compensation” (“FASB ASC Topic 718”). See Note 7 of the consolidated financial statements in our 2019 Annual Report regarding assumptions underlying the valuation of equity awards.

(2)
As of December 31, 2019, the non-employee directors held the following outstanding equity awards: Mr. Allen, 4,038 RSUs; Mr. Berard, 2,327 RSUs; Ms. Divitto, 4,038 RSUs; Mr. Hanser, 4,038 RSUs; Mr. Holsten, 5,793 RSUs; Ms. McGarvie, 4,038 RSUs; Mr. Mendel, 4,038 RSUs; Ms. Miller, 4,038 RSUs; Mr. O’Brien, 4,038 RSUs; Mr. Subramanian, 4,038 RSUs; Mr. Urbain, 1,366 RSUs; and Mr. Webster, 4,038 RSUs.

(3)	Represents the bonus paid to Mr. Holsten as described above.
(4)	Mr. Berard joined the Board of Directors as of October 2, 2019, and Mr. Urbain joined the Board of Directors as of December 9, 2019.

PROPOSAL NO. 2
RATIFICATION OF APPOINTMENT OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee of our Board of Directors is responsible for appointing our independent registered public accounting firm, and for recommending such appointment for stockholder ratification. The Audit Committee has selected the accounting firm of Deloitte & Touche LLP ("Deloitte") to serve as our independent registered public accounting firm for 2020. The primary responsibility of Deloitte is to audit, and express an opinion on, our financial statements and our internal control over financial reporting.
Deloitte has served as our independent registered public accounting firm since 1998 and also has provided non-audit services from time to time. We believe that the long tenure of Deloitte as our auditor is beneficial to our Company because, among other reasons, it enhances the quality of the audit due to the firm’s historical knowledge and thorough understanding of our business, accounting practices and internal controls over financial reporting.  At the same time, the Audit Committee is mindful of the risks of Deloitte’s long tenure and carefully monitors Deloitte’s performance, fee structure and any issues bearing on the independence of the firm.
Although ratification is not required by our Bylaws or otherwise, our Board of Directors is submitting the selection of Deloitte to our stockholders for ratification because we value our stockholders’ views on our independent registered public accounting firm and as a matter of good corporate practice. The Audit Committee will consider the outcome of this vote in its decision to appoint an independent registered public accounting firm but is not bound by our stockholders’ vote. Even if the selection of Deloitte is ratified, the Audit Committee may change the appointment at any time during the year if it determines a change would be in the best interests of the Company and our stockholders.
Audit Fees and Non-Audit Fees
The following table summarizes the fees and expenses of Deloitte, the member firms of Deloitte Touche Tohmatsu Limited, and their respective affiliates for audit and other services for the periods indicated.

	2019	2018
Audit Fees	$5,997,048	$6,419,656
Audit-Related Fees	363,543	371,064
Tax Fees	2,067,390	2,479,814
All Other Fees	—	—
Total Audit and Non-Audit Fees	$8,427,981	$9,270,534

For 2019, audit services consisted of the audit of our annual consolidated financial statements, the review of our quarterly consolidated financial statements, the audit of internal controls over financial reporting as required by the Sarbanes-Oxley Act of 2002, and foreign statutory audits. Audit-related services primarily consisted of assistance with acquisitions due diligence. Tax services included domestic and foreign tax compliance, research and planning. Tax compliance fees totaled $327,542 in 2019.

For 2018, audit services consisted of the audit of our annual consolidated financial statements, the review of our quarterly consolidated financial statements, the audit of internal controls over financial reporting as required by the Sarbanes-Oxley Act of 2002, and foreign statutory audits. Audit-related services primarily consisted of assistance with acquisitions due diligence. Tax services included domestic and foreign tax compliance, research and planning. Tax compliance fees totaled $320,119 in 2018.
Policy on Audit Committee Approval of Audit and Non-Audit Services
The Audit Committee’s policy is to approve all audit and permissible non-audit services prior to the engagement of our independent registered public accounting firm to provide such services. The Audit Committee approves, at the beginning of each year, pursuant to detailed approval procedures, certain specific categories of permissible non-audit services. Such procedures include the review of (i) a detailed description by our independent registered public accounting firm of the particular services to be provided and the estimated fees for such services and (ii) a report to the committee on a periodic basis regarding the services provided and the fees paid for such services. The Audit Committee must approve on a project-by-project basis any permissible non-audit services that do not fall within a pre-approved category and any fees for pre-approved permissible non-audit services that materially exceed the previously approved amounts. In making the determinations about non-audit services, the Audit Committee considers whether the provision of non-audit services is compatible with maintaining the auditor’s independence.

Representatives of Deloitte will be available at the 2020 Annual Meeting to respond to your questions. They have advised us that they do not presently intend to make a statement at the 2020 Annual Meeting, although they will have the opportunity to do so.
We recommend that you vote “FOR” ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2020.
Report of the Audit Committee
The Audit Committee assists the Board of Directors in fulfilling its responsibility to oversee management’s implementation of LKQ’s financial reporting process. In discharging its oversight role, the Audit Committee reviewed and discussed with management and Deloitte & Touche LLP ("Deloitte"), our independent registered public accounting firm, our audited financial statements as of and for the year ended December 31, 2019. Management is responsible for those financial statements and the reporting process, including the system of internal control. The independent registered public accounting firm is responsible for expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States of America.
The Audit Committee has discussed with Deloitte the matters required to be discussed by PCAOB Auditing Standard No. 1301. The Audit Committee has also received from Deloitte the written disclosures and the letter required by applicable requirements of the PCAOB regarding Deloitte's communications with the Audit Committee concerning independence and has discussed the accounting firm's independence with Deloitte. The Audit Committee also considered whether the provision of non-audit services by Deloitte, the member firms of Deloitte Touche Tohmatsu Limited, and their respective affiliates was compatible with maintaining Deloitte’s independence.
Based upon the foregoing review and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements referred to above be filed with LKQ's Annual Report on Form 10-K for the year ended December 31, 2019.
In compliance with the Sarbanes-Oxley Act of 2002, the Board of Directors has established procedures for the confidential reporting of employee concerns with regard to accounting controls and auditing matters. All members of the Audit Committee meet the independence standards established by Nasdaq.

Audit Committee (as of March 23, 2020):
Blythe J. McGarvie (Chair)
A. Clinton Allen
Jody G. Miller
Guhan Subramanian

PROPOSAL NO. 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION
The guiding principles of our compensation policies and decisions include aligning each executive’s compensation with our business strategy and the interests of our stockholders and providing incentives needed to attract, motivate and retain key executives who are important to our long-term success. Consistent with this philosophy, a significant portion of the total incentive compensation for each of our executives is directly related to our earnings and to other performance factors that measure our progress against the goals of our strategic and operating plans.
Stockholders are urged to read the “Executive Compensation -- Compensation Discussion and Analysis” and “Executive Compensation -- Compensation Tables” sections of this Proxy Statement, which discuss how our compensation design and practices reflect our compensation philosophy. The Compensation Committee and the Board of Directors believe that our compensation design and practices are effective in implementing our guiding principles.
We are required to submit a proposal to stockholders for a (non-binding) advisory vote to approve the compensation of our named executive officers pursuant to Section 14A of the Exchange Act. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on the compensation of our named executive officers. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the principles, policies and practices described in this Proxy Statement. Accordingly, the following resolution is submitted for stockholder vote at the 2020 Annual Meeting:
“RESOLVED, that the stockholders of LKQ Corporation approve, on an advisory basis, the compensation of its named executive officers as disclosed in the Proxy Statement for the 2020 Annual Meeting, including the Summary Compensation Table and the Compensation Discussion and Analysis set forth in such Proxy Statement and other related tables and disclosures.”
As this is an advisory vote, the result will not be binding on us, the Board of Directors or the Compensation Committee, although our Compensation Committee will consider, among other things, the outcome of the vote when evaluating our compensation principles, design and practices. Proxies submitted without direction pursuant to this solicitation will be voted “FOR” the approval of the compensation of our named executive officers, as disclosed in this Proxy Statement.
We recommend that you vote “FOR” the approval, on an advisory basis, of the compensation of our named executive officers, as disclosed in this Proxy Statement.

OTHER PROPOSALS
We know of no matters to be brought before the 2020 Annual Meeting other than those described above. If any other business should properly come before the meeting, we expect that the persons named in the enclosed proxy will vote your shares in accordance with their best judgment on that matter.

EXECUTIVE COMPENSATION—COMPENSATION DISCUSSION AND ANALYSIS
This section describes the Company’s compensation programs for our executive officers named below that were in effect for 2019 and the decisions made with respect to these programs. Our goal is to explain the details of our compensation programs as well as to describe why we believe these programs are appropriate for our Company and our stockholders. This section contains compensation information for our principal executive officer, our principal financial officer, our three other most highly compensated executive officers, in each case who were serving as executive officers as of December 31, 2019, as well as a former executive officer whose compensation is disclosed in accordance with applicable SEC rules (collectively referred to as our “named executive officers”). Our named executive officers for 2019 were:

•	Dominick Zarcone, President and Chief Executive Officer

•	Varun Laroyia, Executive Vice President and Chief Financial Officer

•	Arnd Franz, Senior Vice President of the Company and Chief Executive Officer, LKQ Europe

•	John S. Quinn, Former Chief Executive Officer and Managing Director, LKQ Europe

•	Justin L. Jude, Senior Vice President of Operations -- Wholesale Parts Division

•	Walter P. Hanley, Senior Vice President -- Development

Executive Summary
Compensation Highlights
For 2019, our executive compensation program was redesigned to better align the incentive components with the primary financial objectives of the Company. Modifications from the prior year include:

•
changes to the performance metrics for the annual bonus program from adjusted diluted earnings per share (“EPS”) to earnings before interest, taxes, depreciation and amortization ("EBITDA"), EBITDA percentage and cash flow,

•
changes to the performance metrics for the cash long-term incentive program from (i) adjusted diluted EPS, (ii) average organic parts & services revenue growth and (iii) average return on equity to (i) adjusted diluted EPS, (ii) average organic parts & services revenue growth and (iii) average return on invested capital, and changes to the relative weighting of such metrics,

•	the establishment of performance-based restricted stock units with the same performance measures as proposed for the cash long-term incentive program, and

•
reallocation of the grant type mix of long-term awards to include the Company’s traditional performance-based restricted stock units, the new performance-based restricted stock units, and cash long term incentive awards.

The key elements of the 2019 program are described in the table on the next page:

Compensation Component	Description/Purpose	2019 Highlights
Direct Compensation
Base Salary	• Fixed compensation element • Salary levels based on market rates, executive’s experience, responsibilities, and contribution to our development and growth	• Increases in 2019 aimed at aligning more closely with peers • Refer to “Elements of Our Compensation Programs -- Base Salaries”
Annual Bonus
•    Cash incentive designed to reward achievement of annual performance objectives
•    2019 annual bonuses were based on EBITDA, EBITDA percentage, and cash flow
•    Segment leaders had targets reflecting both corporate and segment performance

•    Our 2019 financial results led to bonus payments for corporate program participants of 142% of target, for North America program participants at 163% of target, and for European program participants at 47% of target
•    Refer to “Elements of Our Compensation Programs -- Annual Bonus Awards”

Long-Term Incentive Award
•    Cash incentive designed to reward multi-year performance, as well as the executive's continued employment over the vesting period
•    For the 2019-2021 performance period, each executive is eligible to earn up to 200% of their target award, based on the Company’s 3-year adjusted diluted EPS, 3-year average parts & services organic revenue growth, and 3-year average return on invested capital
• Goal achievement for the three-year performance period ended December 31, 2019 resulted in payout at 85% of target • Refer to “Elements of Our Compensation Programs -- Long-Term Incentive Awards”
Performance-Based Restricted Stock Units (PSUs)
•    Grants of two types of units ("PSU-1s" and "PSU-2s") that will be converted to a number of common shares, subject to achievement of performance goals, as well as the executive’s continued employment over the vesting period
•    Designed to align the interests of management with those of our stockholders and promote retention of key talent

•    In 2019, the Compensation Committee granted executive officers (a) PSU-1s that vest over a three-year period, subject to the executive’s continued employment, but only if we achieve positive diluted EPS during any fiscal year within five years from the date of grant, and (b) PSU-2s that vest with respect to up to 200% of the target number of shares, based on the Company's 3-year adjusted diluted EPS, 3-year average parts & services organic revenue growth, and 3-year average return on invested capital
•    Refer to "Elements of Our Compensation Programs -- Long-Term Incentive Awards"

Compensation Component	Description/Purpose	2019 Highlights
Indirect Compensation
Health and Welfare Benefits	• Standard health and welfare benefits to provide a level of financial support in the event of injury or illness	• Executives generally participate in the same benefits programs as other employees in their region
Retirement
•    For U.S. executive officers, provide opportunities to save for retirement in a tax efficient manner
•    401(k) plan with company matching contribution and supplemental deferred compensation plan to allow executive officers to contribute (and receive a company match) on amounts in excess of IRS limits
• Executives who participate in the 401(k) plan and supplemental plan do so on the same basis as all other eligible employees
Severance Protection
•    Severance Policy provides financial support in the event of an involuntary termination of employment
•    Change of Control agreements enable executives to objectively consider transactions that will benefit stockholders even if they would result in termination of employment
•    Termination provisions in equity award agreements outline the treatment of each award under various termination scenarios

•    In the event of a Change of Control, cash severance would be payable on a “double-trigger” basis, meaning the executive generally must experience a qualifying termination within 24 months of the Change of Control to receive benefits
•    Our PSUs have “double-trigger” vesting, meaning that vesting of PSUs will accelerate in connection with a Change of Control only if either (a) the successor entity does not assume, convert, or replace the awards with a similar award or (b) the participant experiences a qualifying termination within 24 months of the Change of Control

Target Total Direct Compensation Mix
A significant portion of our executive compensation is in the form of incentive-based compensation. We consider our annual bonus awards, long-term incentive awards and equity incentive grants incentive-based compensation because their value depends in whole or in part on the financial performance of the Company and/or our stockholder return performance. The following charts set forth the percentage of our Chief Executive Officer's and the other named executive officers' 2019 direct compensation that was incentive-based.

Compensation Governance Highlights

What we do	What we don’t do
✓The majority of our executives’ target total direct compensation is tied to performance.

✓We require executive officers and directors to acquire and maintain meaningful ownership of our stock to ensure their interests are closely aligned with the long-term financial interests of our stockholders.

✓Our equity awards include meaningful restrictive covenants (e.g., non-competition, non-solicitation of customers and employees, etc.) that, if violated, would result in forfeiture of unvested awards, shares received upon vesting of awards, or cash proceeds received upon sale of such shares.

✓Our Compensation Committee is composed entirely of independent directors.

✓Our Compensation Committee engages an independent compensation consultant that provides no other services to the Company.

✓We periodically assess our executive compensation programs to ensure they do not create risks that are likely to have a material adverse effect on our Company.

✗We generally do not provide golden parachute excise tax or other tax gross-ups.

✗Neither our Severance Policy nor our Change of Control Agreements provide "single-trigger" cash severance upon a Change of Control.

✗Our equity grant agreements do not provide "single-trigger" equity vesting upon a Change of Control.

✗Our equity plans expressly forbid option repricing, and exchange of underwater options for other awards or cash, without stockholder approval.

✗We do not allow executives and directors to hedge Company stock.

Advisory Vote on Executive Compensation
We submit to our stockholders on an annual basis a proposal for a (non-binding) advisory vote to approve the compensation of our named executive officers ("say-on-pay"). The Compensation Committee considers, among other things, the outcome of this vote when evaluating our compensation principles, designs and practices. At our 2019 Annual Meeting, our stockholders expressed strong support for our executive compensation program, with more than 97% percent of shares voted cast in favor of approval of our compensation program for executive officers. Notwithstanding the historical support for our executive compensation program indicated by the outcome of the say on pay vote, the Compensation Committee, responding in part to communications from our stockholders, implemented certain changes to the program in 2019 to help better align the incentives of the program with the primary financial objectives of the Company.

Objectives of Our Compensation Programs
Our compensation programs are intended to enable us to attract, motivate, reward and retain the management talent needed to achieve our corporate objectives in a highly competitive market, and thereby increase stockholder value. It is our policy to provide incentives to the Company’s senior management to achieve both short-term and long-term goals. To attain these goals, our policy is to provide a significant portion of executive compensation in the form of at-risk, incentive-based compensation. We believe that such a policy, which aligns the financial interests of management with the financial interests of our stockholders, provides the proper incentives to attract, motivate, reward and retain quality management.
What Our Compensation Programs are Designed to Reward
Our compensation programs are designed to reward our executive officers for the performance of our Company and the individual performance of each executive officer. Specifically, with respect to the performance of our Company,

•	Our annual bonus program is designed to reward successful performance based on EBITDA, EBITDA percentage and cash flow generation,

•
Our cash long-term incentive program and new performance-based restricted stock units (“PSU-2s”) are designed to reward successful performance based on adjusted diluted EPS, average organic parts & services revenue growth and average return on invested capital,

•	Our traditional performance-based restricted stock units (“PSU-1s”) are designed to reward profitability, and

•
In addition to rewarding the performance vesting requirements for our PSU-1s and PSU-2s, our performance-based restricted stock units reward long-term total stockholder return because the ultimate value of any earned awards is tied to our stock performance during the performance and vesting periods.

With respect to individual performance of an executive officer, we analyze the growth of the performance metrics that most directly relate to such individual’s area of responsibility and consider certain subjective factors, including the individual’s management and leadership skills, ability to resolve challenges and to overcome obstacles, and overall contribution to our success. Individual performance is a factor in the determination of adjustments to base salary, annual bonus targets, and long-term incentive award opportunities, along with other considerations including external market data, the unique scope of each executive’s role and responsibilities, the criticality of certain positions to our success, and internal pay parity.
Executive Compensation Decision-Making
Role of the Compensation Committee and Management
Management provides to the Compensation Committee historical compensation information relating to our executive officers to aid the deliberations of the Compensation Committee regarding executive officer compensation. The information typically includes historical and proposed base salaries, bonuses, long-term incentive awards, equity-based awards, and any other material component of compensation or benefits. The Compensation Committee takes into account the historical trend of each element of compensation and the total of all of the elements for each year in connection with its decisions about proposed compensation amounts. In addition, the Compensation Committee receives recommendations from the Executive Chairman of the Board regarding the compensation of the Chief Executive Officer and receives recommendations from the Chief Executive Officer regarding the compensation of the other executive officers.
Role of the Compensation Committee’s Consultant
The Compensation Committee has engaged Frederic W. Cook & Co., Inc. (“F.W. Cook”) as its independent executive compensation advisors. F.W. Cook reports directly to the Compensation Committee and does no work for management that is not under the Compensation Committee’s purview. The Compensation Committee has considered the independence of F.W. Cook and determined that its engagement of F.W. Cook did not raise any conflicts of interest with LKQ or any of our directors or executive officers.

F.W. Cook periodically conducts comprehensive reviews of our executive officer compensation programs. The reviews include a comparative analysis of our executive compensation program with the executive compensation programs of a peer group of companies. The composition of the current peer group is as follows:

Advance Auto Parts, Inc.	MSC Industrial Direct Co., Inc.
Aptiv Plc.	O’Reilly Automotive, Inc.
AutoZone, Inc.	Republic Services, Inc.
BorgWarner Inc.	Tenneco Inc.
Dana Incorporated	United Rentals, Inc.
Fastenal Company	Visteon Corporation
Genuine Parts Company	W.W. Grainger Inc.
Goodyear Tire & Rubber Company	Watsco, Inc.
HD Supply Holdings, Inc.	WESCO International, Inc.
Lear Corp.
The Compensation Committee does not target any specific percentile with regard to setting the compensation opportunities of our executive officers in comparison to the executive officers of the peer group.
Elements of Our Compensation Programs, Why We Chose Each Element, and How We Determine the Amount of Each Element
The elements of our direct compensation programs are base salaries, annual bonus awards, and long-term cash and equity incentive awards. We believe that this mix of compensation elements helps us to achieve the objectives of our compensation programs and provides appropriate short-term and long-term motivation to our executive officers.
Base Salaries.    Base salaries are the fixed component of each executive’s target total direct compensation opportunity. The Compensation Committee considers the following factors when setting the base salary of each of the executive officers: base salaries of executive officers in similar positions at comparable companies; the contributions of the executive officers to the Company’s development and growth; and the executive officer’s experience, responsibilities and position within the Company. No specific corporate performance measures are considered with respect to base salaries.
The 2018 and 2019 base salaries of our named executive officers are provided in the following table. The salaries of the named executive officers were increased in certain cases to align their salaries more closely with similarly-situated executives at the peer companies. Unless otherwise noted, amounts shown represent the salaries in effect in April of each year.

Executive	2019 Salary	2018 Salary
Dominick Zarcone	$975,000	$975,000
Varun Laroyia	$575,000	$500,000
Arnd Franz (1)	$615,670	—
John S. Quinn (2)	$600,000	$595,000
Justin L. Jude	$500,000	$400,000
Walter P. Hanley	$460,000	$450,000

(1)	Mr. Franz joined the Company in April 2019 and became Chief Executive Officer of LKQ Europe in October 2019. The amount disclosed for 2019 represents his salary following his October 2019 promotion.
(2)	Mr. Quinn ceased holding the title of Chief Executive Officer and Managing Director, LKQ Europe in October 2019.
Annual Bonus Awards.    We offer annual bonus awards under our Cash Incentive Plan (“CIP”) to provide incentives for superior performance over a one-year time horizon. Each participant in the bonus program (including our named executive officers) is eligible to receive a cash payment equal to a percentage of the participant’s base salary at specified threshold, target, and maximum levels of performance.
In 2019, the corporate performance measures for our executive officers’ bonuses were the Company’s EBITDA (weighted 30%), EBITDA percentage (weighted 30%), and free cash flow (weighted 40%). Bonuses for Messrs. Zarcone, Laroyia, and Hanley were based entirely on the corporate performance measures. For Mr. Quinn, the former head of our European operations, and Mr. Jude, who heads our North American Wholesale operations, 20% of their bonuses were based on these corporate performance measures, and 80% of their bonuses were based on similar measures for their respective business segments.
EBITDA percentage is calculated as EBITDA divided by revenue. Free cash flow reflects net cash provided by operating activities less purchases of property, plant and equipment. The EBITDA and EBITDA percentage performance measures were subject to adjustments for certain items as specified by the Compensation Committee at the time the bonus targets were established. Such adjustments for 2019 related to currency exchange rates; atypical environmental and legal losses; and other extraordinary, unusual or infrequently occurring items. The adjustments had the net effect of increasing the reported consolidated EBITDA from $1,328 million to $1,345 million and increasing the reported consolidated EBITDA percentage from 10.6% to 10.7%.
The following table sets forth with respect to the 2019 annual bonus awards (a) the threshold, target, and maximum for each of the three performance metrics referenced above along with the actual achievement (which includes the EBITDA adjustments previously mentioned) and (b) each executive's bonus opportunity at target along with the earned bonus amount. Performance below threshold for a given measure would result in no payment for that component. Performance at threshold, target, or maximum for a given measure would result in payment of 50%, 100%, or 200% of target, respectively, for that component. Performance between levels is linearly interpolated.

	Corporate Program
($ in millions)	EBITDA (30% Wtg.)	EBITDA Percentage (30% Wtg.)	Free Cash Flow (40% Wtg.)
Target	$1,360	10.6%	$505
Achieved	$1,345	10.7%	$798
Payout as % of target	93%	115%	200%
Weighted Total	142%

	2019 Target Bonus Opportunity		2019 Actual Bonus Earned
2019 Bonus Opportunities (1)	% Salary	$	% Salary	$
Dominick Zarcone	125%	$1,218,750	178%	$1,735,446
Varun Laroyia (2)	60%	$332,885	85%	$474,411
John S. Quinn (3)	60%	$359,211	28%	$167,569
Justin L. Jude (4)	60%	$283,846	98%	$463,696
Walter P. Hanley	60%	$274,385	85%	$390,764

(1)	For 2019, Mr. Franz received a guaranteed bonus of €250,000 pursuant to the terms of his offer letter.
(2)	In addition, Mr. Laroyia was paid a discretionary bonus of $150,000 for 2019 due to his individual contributions with respect to materially exceeding our targets for certain key financial metrics.
(3)	Mr. Quinn's bonus for 2019 was based 20% on Corporate performance and 80% on Europe segment performance, which on an aggregate basis paid out at 47% of target.
(4)	Mr. Jude's bonus for 2019 was based 20% on Corporate performance and 80% on North America Wholesale performance, which on an aggregate basis paid out at 163% of target.
Long Term Incentive Awards.    We grant performance awards each year to certain of our key employees (including our named executive officers) that are designed to reward multi-year performance, create retention incentives, and in the case of equity awards to align the interests of recipients with those of stockholders because the realized value reflects our stockholder return. When making long-term incentive awards, we consider factors specific to each employee such as salary, position and responsibilities. We also consider factors such as the rate of the Company’s development and growth and an estimate of the value of each award. In addition, we determine the amount of dilution that we believe would be generally acceptable to our stockholders and correspondingly limit the aggregate number of equity awards granted each year.
In 2019, our long-term incentive awards to certain of our key employees (including our named executive officers) consisted of a mix of the following three grant types:

•
Cash-Based Long-Term Incentive (“LTI”) Awards (weighted 25%): Cash-based long-term incentive opportunity granted under the CIP that may be earned from 0 to 200% of the target amount, based on performance against financial metrics measured over the three-year performance period from January 1, 2019 through December 31, 2021. The financial metrics for the 2019-2021 performance period are three-year adjusted diluted EPS (weighted 40%), three-year average parts & services organic revenue growth (weighted 40%), and three-year average return on invested capital (“ROIC”) (weighted 20%).

•
PSU-1s (weighted 50%): performance-based restricted stock units granted under the Equity Incentive Plan that vest over a three-year period, subject to the executive’s continued employment, but only if we achieve positive diluted EPS during any fiscal year within five years from the date of grant.

•
PSU-2s (weighted 25%): performance-based restricted stock units granted under the Equity Incentive Plan that vest from 0 to 200% of the target number of shares based on the same financial metrics as used for the cash-based LTI awards, measured over the same three-year performance period, subject to the executive's continued employment. The Compensation Committee introduced the PSU-2s to increase the proportion of long-term incentives that is tied to three-year performance objectives. In addition to rewarding such performance objectives, the PSU-2s are aligned with stockholders because the ultimate value of any earned shares depends on our total stockholder return over the performance and vesting period.

Cash-Based LTI Awards
Target awards are established for each participant (including each named executive officer) as a specified dollar amount that may be earned up to 200% of the target award value, based on performance against the financial goals.
2017-2019 LTI. The performance measures for the 2017-2019 performance period were adjusted diluted EPS, revenue and return on equity ("ROE"). ROE is calculated as adjusted net income (based on the same adjustments as described for adjusted diluted EPS) divided by average stockholders' equity. The performance measures were subject to adjustments for certain items as specified by the Compensation Committee at the time the LTI targets were established. Such adjustments related to currency exchange rates; asset impairments; restructuring and acquisition expenses; gains and losses related to acquisitions and divestitures; atypical environmental and legal losses; amortization expense of acquired intangibles; change in fair value of contingent consideration liabilities; changes in U.S. tax laws in 2017; results of discontinued operations; other extraordinary, unusual or infrequently occurring items; and certain other minor adjustments. The base year (2016) figures for the performance measures were calculated on the same basis as the 2019 amounts. The payout percentages of the performance measures did not change as a result of the adjustments.
The table below sets forth the targets for these performance measures for the 2017-2019 performance period and the actual results for each component. These results produced a payout that was 85% of target. The Summary Compensation Table on page 32 sets forth under the column entitled “Non-Equity Incentive Plan Compensation” the amounts earned and subsequently paid for the years presented with respect to our named executive officers who were participants in the plan for this period.

	Weighting	Threshold Goal (50% of target payout)	Target Goal Range (100% of target payout)	Maximum Goal (200% of target payout)	Actual Results	Payout
Adjusted Diluted EPS	42.5%	30%	>=45% and <50%	60%	23.0%	0%
Revenue	42.5%	24%	>=30% and <32%	36%	46.0%	200%
ROE	15.0%	12.5 bps	>=42.5 and <52.5 bps	72.5 bps	(253) bps	0%
					Weighted Average Payout	85%
2019-2021 LTI. The performance measures for the 2019-2021 performance period are adjusted diluted EPS, three-year average parts & services organic revenue growth, and three-year average ROIC. ROIC is calculated as adjusted net operating profit after tax (based on the same adjustments as described for adjusted diluted EPS, excluding any adjustments related to interest expense) divided by average invested capital (defined as stockholders' equity plus net debt (calculated as total debt less cash and equivalents)). The table below sets forth the targets for these performance measures for the 2019-2021 performance period and the corresponding payout as percentages of target.

EPS Achievement in 2021 (40% Wtg.)	3-Year Average Parts & Services Organic Revenue Growth (40% Wtg.)	3-Year Average ROIC (20% Wtg.)	Payout (% of Target) (1)
<$2.57	<1.5%	<9.5%	0%
$2.57	1.5%	9.5%	50%
$2.74	2.0%	9.75%	100%
>=$2.92	>=3.5%	>=10.0%	200%

(1)
Payout percentages are calculated based on the weighted sum of the respective actual results of each performance measure. If the actual achievement is between the goal levels shown above, the payout is calculated using a linear formula.

Each officer’s threshold, target, and maximum award opportunity under the 2019-2021 LTI is set forth in the table entitled Grants of Plan-Based Awards for Fiscal Year Ended December 31, 2019 on page 35.
 PSU-1s
The PSU-1s vest in equal tranches over a three-year period on each six-month anniversary of the grant date, provided that we achieve positive diluted EPS during any fiscal year period within five years following the grant date. No PSU-1s vest prior to achievement of positive diluted EPS, and, if positive diluted EPS is not achieved within the five years following grant, the PSU-1 is forfeited. The performance-based condition for the PSU-1s was met in February 2020, and all applicable PSU-1s that had previously met the time-based vesting condition vested immediately and the remaining PSU-1s will vest according to the remaining schedule of the time-based condition.
PSU-2s
The PSU-2s vest based on the performance of the Company with respect to adjusted diluted EPS, three-year average parts & services organic revenue growth, and three-year average ROIC over the three-year performance period (January 1, 2019 through December 31, 2021). The table above under "2019-2021 LTI" sets forth the targets for these performance measures for the 2019-2021 performance period and the corresponding payout as percentages of target share units. The Compensation Committee implemented the PSU-2 program to increase the proportion of each executive's target total direct compensation opportunity that is tied to three-year performance objectives.
The table entitled Grants of Plan-Based Awards for Fiscal Year Ended December 31, 2019 on page 35 sets forth additional information about the grants made in 2019 under the LKQ Corporation 1998 Equity Incentive Plan (the "Equity Incentive Plan") to our named executive officers.
Policy and Procedures for Granting Equity. We grant equity awards annually, historically on the second Friday of January each year, and in other limited circumstances, such as commencement of employment or promotion. In February 2019, the Compensation Committee adopted a Policy and Procedures for Granting Equity-Based Awards to establish a written framework for a consistent process for granting equity-based awards. The Policy and Procedures states that, starting with the 2019 annual grant, annual grants of equity-based awards shall be made effective as of the business day following our release of financial results for the previously-completed fiscal year.
Other Compensation. In order to be competitive in attracting executive personnel, we provide certain other compensation to our executive officers, including matching contributions for a portion of the executive officers’ contributions to our retirement plans, contributions to a European pension plan, payment of life insurance, disability insurance, and accidental death or disability insurance premiums, and vehicle leasing. None of the other compensation elements we provide are grossed-up for imputed income taxes. See footnote 5 to the Summary Compensation Table for more information regarding these items of other compensation.
Retirement Plans
We have a 401(k) plan covering substantially all of our U.S. employees, including our U.S. named executive officers. The 401(k) plan allows participants to defer their eligible compensation in amounts up to the statutory limit each year. We make matching contributions equal to 100% of the portion of the participant's contributions that does not exceed 2% of the participant's eligible compensation and 50% of the portion of the participant's contributions between 2% and 6% of the participant's eligible compensation. We may make discretionary annual profit-sharing contributions on behalf of participants, but no such profit-sharing contributions were made in 2019. Each participant is fully vested in such participant’s contributions and any earnings they generate. Each 401(k) participant becomes vested in our matching contributions, and any earnings they generate, in the amounts of 50%, 75% and 100% after two, three and four years of service, respectively. Each participant becomes vested in our profit sharing contributions, if any, and any earnings they generate, in the amounts of 25%, 50%, 75%

and 100% after one, two, three and four years of service, respectively.
We also have two substantially similar plans for highly compensated U.S. employees, or HCEs, that supplement the 401(k) plan. All of our U.S. named executive officers are HCEs. The tax laws impose a maximum percentage of salary that can be contributed each year by HCEs to our 401(k) plan depending on the participation level of non-HCEs. We adopted the supplemental plans to provide additional opportunities for retirement savings that would otherwise be restricted by IRS limits. The supplemental plans operate similarly to the 401(k) plan except that contributions by HCEs to the supplemental plans are not subject to the statutory maximum percentage, the balance in each HCE’s account in the supplemental plans is a general asset of ours, and in the event of our insolvency, the HCE would be a general, unsecured creditor with respect to such amount.
The terms of the supplemental plans limit the maximum annual contribution by each participant to 100% of the HCE’s salary (including commissions), bonuses and long term incentive awards. Participants have the choice to invest the funds in their accounts in the supplemental plans from among a specified group of investment funds. A participant is entitled to a distribution of the funds in his or her account in the plan upon either a termination of service; or, prior thereto, in the event the participant elected an in-service distribution.
Severance Protection
Severance Policy
We have a Severance Policy for Key Executives (the “Severance Policy”), including all of our named executive officers. The Severance Policy sets forth in a written document the terms and conditions that the Company would normally expect to follow upon an involuntary separation of service of a key executive. We believe that it is in the Company's interest to have a formal Severance Policy to provide increased certainty for the executives and the Company in the event of a severance. Further, the formalization of the policy is expected to assist the Company with the recruitment and retention of key executives, provide the Company with important protections, and reduce costs in the event of a dispute. The Severance Policy provides cash severance and other benefits in the event of a termination by the Company without “cause” or by the Covered Executive (as defined below) with “good reason” (as each term is defined in the Severance Policy). For additional information about our Severance Policy, refer to “Potential Payments Upon Termination or Change in Control” on page 39.
Change of Control Agreements
We have Change of Control Agreements with certain of our employees, including each of our named executive officers, that provide cash severance and other benefits in the event of a qualifying termination within 12 months prior to or 24 months following a Change of Control, as defined in the agreements. We provide these agreements to ensure these executives are able to objectively consider transactions that will benefit stockholders even if it is likely to result in termination of their employment. The agreements have an initial term of three years and will automatically renew for a two-year period at the end of the initial term and each two-year anniversary thereafter, unless notice of termination is given by the Company at least 60 days before any such renewal date. The operative provisions of the agreements will apply, however, only if a Change of Control, as defined in the agreements, occurs during the period the agreement is in effect. For additional information about our Change of Control Agreements, refer to “Potential Payments Upon Termination or Change in Control” on page 39.
Compensation-Related Governance Policies
Performance-Based Compensation Recovery Policy. In March 2019, our Compensation Committee adopted a Performance-Based Compensation Recovery Policy applicable to performance-based compensation granted to our executive officers on or after January 1, 2019. In the event that the Board of Directors determines that an executive officer engaged in fraud or intentional misconduct that caused the need for a material negative restatement of our financial statements, our Board of Directors, in its discretion and to the extent legally permitted, may recapture the incremental portion of compensation from any cash or equity-based award granted to such executive officer in the preceding three years in excess of the amount that would have been paid or payable based on the restated financial results.
Stock Ownership Requirements.   Each of our named executive officers is expected to hold a minimum of at least the number of shares equal in value to a multiple of his or her annual base salary as set forth below. These requirements are to be satisfied within five years of an individual becoming subject to the requirements. Until the expected level of ownership is achieved, each executive must retain at least 50% of the net-after-tax shares from equity compensation vesting. For purposes of our stock ownership requirements, we include the number of shares actually owned by the named executive officer in his or her own name or in the name of an estate planning entity of which the named executive officer is the sole beneficiary. We also include restricted stock units. We exclude any shares of stock that the named executive officer has a right to acquire through the exercise of stock options.The complete guidelines can be found on our website at www.lkqcorp.com (click the “Corporate Governance” link under “Investor Relations”).

POSITION	MULTIPLE OF BASE SALARY
Chief Executive Officer	5x
Executive Vice Presidents	3x
Senior Vice Presidents	2x
Insider Trading.   We have a comprehensive insider trading policy that is applicable to, among others, our named executive officers. The policy prohibits trading during quarterly “blackout” periods and other periods during which material information about us has not been publicly disclosed.
Hedging/Pledging.   The Company’s policies prohibit our named executive officers, among others, from engaging in hedging transactions involving our common stock. In addition, shares that are pledged do not count toward the stock ownership requirements of our named executive officers. No shares are currently pledged by any named executive officer.
Forfeiture of Equity Awards for Restrictive Covenant Violations. Our equity awards generally provide that our executive officers will forfeit to the Company their unvested equity awards, the shares received upon vesting of the equity awards, and the proceeds from the sale of shares received upon vesting of such equity awards if the executive officer violates the restrictive covenants in the award agreements relating to the equity awards.  The restrictive covenants prohibit the executive officer from competing with us, soliciting our customers and employees, and improperly using our confidential information, for a specified period after the executive officer’s affiliation with us ceases.
Indemnification
Each of our named executive officers is a party to an indemnification agreement with us that assures the officer of indemnification and advancement of expenses to the fullest extent permitted by Delaware law and our Certificate of Incorporation.
Deductibility
Section 162(m) of the Internal Revenue Code (“Code”) limits the deductibility of compensation in excess of $1 million paid to any one named executive officer in any calendar year. Under the tax rules in effect before 2018, compensation that qualified as “performance-based” under Section 162(m) was deductible without regard to this $1 million limit. However, the Tax Cuts and Jobs Act, which was signed into law December 22, 2017, eliminated this performance-based compensation exception effective January 1, 2018, subject to a special rule that “grandfathers” certain awards and arrangements that were in effect on or before November 2, 2017. As a result, compensation that our Compensation Committee structured in 2017 and prior years with the intent of qualifying as performance-based compensation under Section 162(m) that is paid on or after January 1, 2018 may not be fully deductible, depending on the application of the special grandfather rules. Moreover, from and after January 1, 2018, compensation awarded in excess of $1 million to our named executive officers generally will not be deductible. While the Tax Cuts and Jobs Act may limit the deductibility of compensation paid to our named executive officers, our Compensation Committee will, consistent with its past practice, continue to retain flexibility to design compensation programs that are in the best long-term interests of the Company and our stockholders, with deductibility of compensation being one of a variety of considerations taken into account.
Risks Relating to our Compensation Policies and Practices
We periodically undertake an analysis of our compensation policies and practices to assess whether risks arising from such policies and practices are reasonably likely to have a material adverse effect on our Company. The analysis was performed by our management with oversight by the Compensation Committee of our Board of Directors. We analyzed a number of potential risks including (a) the behaviors the compensation program would likely motivate, (b) the relative financial burden of the program, (c) the aspects of the program requiring judgment, (d) whether the program results in the loss, or failure to retain, critical talent, (e) the effects of the different time horizons of our compensation components, and (f) whether the Compensation Committee has discretion with respect to the administration of the program. Based on that analysis, we concluded that the risks arising from our compensation policies and practices are not reasonably likely to have a material adverse effect on our Company.

Compensation Committee Report
We have reviewed and discussed with management the Compensation Discussion and Analysis to be included in the Company’s 2020 Annual Stockholder Meeting Schedule 14A Proxy Statement, to be filed pursuant to Section 14(a) of the Exchange Act (the “Proxy Statement”). Based on the review and discussions referred to above, we recommend to the Board of Directors that the Compensation Discussion and Analysis referred to above be included in the Proxy Statement.

Compensation Committee (as of March 23, 2020):
John F. O’Brien (Chair)
Meg A. Divitto
Robert M. Hanser
John W. Mendel
William M. Webster, IV

EXECUTIVE COMPENSATION—COMPENSATION TABLES
Summary Compensation Table

The following table includes information concerning compensation for the three year period ended December 31, 2019 paid to our named executive officers:

Name and Principal Position	Year	Salary (1)	Bonus (2)	Stock Awards (3)	Non-Equity Incentive Plan Compensation (4)	All Other Compensation (5)	Total
Dominick Zarcone	2019	$975,000	$—	$3,000,023	$2,373,814	$80,235	$6,429,072
President and Chief Executive Officer	2018	$955,069	$—	$1,750,036	$1,215,949	$57,062	$3,978,116
	2017	$736,039	$—	$1,680,349	$1,448,073	$32,970	$3,897,431

Varun Laroyia *	2019	$554,808	$150,000	$1,275,050	$734,670	$38,507	$2,753,035
Executive Vice President and Chief Financial Officer	2018	$500,000	$—	$1,180,019	$193,750	$24,408	$1,898,177
	2017	$125,000	$350,000	$1,900,006	$—	$2,321	$2,377,327

Arnd Franz **	2019	$445,607	$279,850	$3,100,322	$—	$122,849	$3,948,628
Chief Executive Officer and Managing Director, LKQ Europe
John S. Quinn ...................	2019	$598,685	$—	$1,275,050	$529,669	$1,135,404	$3,538,808
Former Chief Executive Officer and Managing Director, LKQ Europe	2018	$592,343	$—	$2,180,021	$588,616	$505,079	$3,866,059
	2017	$578,846	$—	$1,177,323	$1,095,373	$435,888	$3,287,430

Justin L. Jude***.............	2019	$473,077	$—	$900,040	$765,446	$32,770	$2,171,333
Senior Vice President of Operations -- Wholesale Parts Division
Walter P. Hanley	2019	$457,308	$—	$1,050,005	$668,374	$36,121	$2,211,808
Senior Vice President - Development	2018	$447,343	$—	$1,075,027	$444,920	$25,857	$1,993,147
	2017	$440,000	$—	$1,072,394	$836,853	$22,554	$2,371,801

*	On October 1, 2017, Mr. Laroyia became our Chief Financial Officer; Mr. Laroyia had not been employed by us prior to that date.
**
Effective October 1, 2019, Mr. Franz was appointed to succeed Mr. Quinn as Chief Executive Officer of LKQ Europe. Mr. Franz joined LKQ in April 2019. Amounts included within the tables above and that follow are translated from Euros to U.S. Dollars at the average 2019 exchange rate.

***	Compensation for 2018 and 2017 for Mr. Jude is not disclosed because he was not a named executive officer during those fiscal years
(1)	The base compensation of our executive officers is discussed beginning on page 25.
(2)
Mr. Laroyia was paid a guaranteed bonus of $350,000 for 2017 in connection with his appointment as Executive Vice President and Chief Financial Officer; he was paid a discretionary bonus of $150,000 for 2019 due to his individual contributions with respect to materially exceeding our targets for certain key financial metrics. Mr. Franz was paid a guaranteed bonus of €250,000 for 2019 as part of his compensation package when he commenced employment with us.

(3)
The amounts shown above represent the aggregate grant date fair value of awards granted during the period indicated, calculated in accordance with FASB ASC Topic 718. See Note 7 of the consolidated financial statements in our 2019 Annual Report regarding assumptions underlying the valuation of equity awards. Equity incentive grants, which are discussed beginning on page 28, include PSU-1s and PSU-2s. PSU-1s have only a single possible achievement level (target), which was the basis for the grant date fair value disclosed in the table above. PSU-2s may be earned from 0 to 200% of the target number of share units based on performance versus goals for the performance period beginning January 1, 2019 and ending December 31, 2021 and were valued based on performance at 100% of target in the table above. The amount disclosed for Mr. Franz includes a sign-on RSU grant with a value of €2 million in addition to his other equity awards in 2019.  The following table summarizes the grant date fair value as disclosed above and at maximum achievement levels (except for Mr. Franz's €2 million sign-on RSU, which is subject to time-based vesting only) for each executive:

	PSU-1s Grant Date Fair Value		PSU-2s Grant-Date Fair Value
Name	Target	Maximum	Target	Maximum
Dominick Zarcone	$2,000,006	$2,000,006	$1,000,017	$2,000,034

Varun Laroyia	$850,024	$850,024	$425,026	$850,052

Arnd Franz	$672,781	$672,781	$184,918	$369,832

John S. Quinn	$850,024	$850,024	$425,026	$850,052

Justin L. Jude	$600,027	$600,027	$300,013	$600,026

Walter P. Hanley	$700,004	$700,004	$350,001	$700,004

(4)
Our Non-Equity Incentive Plan Compensation includes amounts related to our LTI awards and annual incentive awards. The amounts for each named executive officer for each of these award categories are set forth in the table below. The amounts shown under LTI Earned for 2019 are equal to the amounts earned and subsequently paid for the 2017-2019 performance period, the amounts shown under LTI Earned for 2018 are equal to the amounts earned and subsequently paid for the 2016-2018 performance period, and the amounts shown under LTI Earned for 2017 are equal to the amounts earned and subsequently paid for the 2015-2017 performance period. The amounts shown under Deferred LTI reflect payments in the respective years for awards for the 2012-2014 performance period that were subject to mandatory deferral and continuing service requirements. The amounts shown under Annual are equal to the amounts earned and subsequently paid for each annual performance period under the CIP related to the years presented. For more information regarding our annual incentive awards, see the section entitled "Annual Bonus Awards" beginning on page 25. For more information regarding our cash LTI awards, see the section entitled "Long Term Incentive Awards" beginning on page 26.

Name	Year	LTI Earned	Deferred LTI	Annual
Dominick Zarcone	2019	$638,368	$—	$1,735,446
	2018	$619,031	$—	$596,918
	2017	$718,575	$—	$729,498

Varun Laroyia	2019	$260,259	$—	$474,411
	2018	$—	$—	$193,750
	2017	$—	$—	$—

Arnd Franz	2019	$—	$—	$—

John S. Quinn	2019	$362,100	$—	$167,569
	2018	$359,083	$—	$229,533
	2017	$499,297	$219,316	$376,760

Justin Jude	2019	$301,750	$—	$463,696

Walter P. Hanley	2019	$277,610	$—	$390,764
	2018	$271,575	$—	$173,345
	2017	$375,400	$175,453	$286,000

(5)
The amounts include Company matching contributions under retirement plans, the amount of life insurance and accidental death or disability insurance premiums paid by us for the benefit of the named executive officers, the amount we pay to our named executive officers as reimbursement for their payment of the premiums for disability insurance, vehicle lease payments, and other compensation. The amounts for each named executive officer for each such category of 2019 compensation are set forth in the table below.

Name	Retirement Plans	Life Insurance Premiums	Disability Insurance Premiums	Other (b) (c)
Dominick Zarcone	$62,876	$7,341	$10,018	$—

Varun Laroyia	$29,683	$1,668	$7,156	$—

Arnd Franz (a)	$111,940	$—	$—	$10,909

John S. Quinn	$33,124	$7,631	$755	$1,093,894

Justin Jude	$25,383	$1,112	$6,275	$—

Walter P. Hanley	$25,081	$2,558	$8,482	$—

(a)	LKQ is obligated annually to contribute €100,000 to a pension plan on behalf of Mr. Franz. The amount included here is translated from Euros to U.S. Dollars at the average 2019 exchange rate.
(b)	Other compensation for Mr. Franz consists of lease payments for a vehicle and premium payments for an accidental death or disability policy.
(c)
Other compensation for Mr. Quinn consists of tax equalization benefits and reimbursement of (i) housing, (ii) one vehicle lease, and (iii) family travel between the United States and the United Kingdom relating to his assignment in Europe. The amounts of each of these items that exceeded 10% of the total perquisites and personal benefits for Mr. Quinn during 2019 were as follows: tax equalization benefits - $887,755 and housing - $176,227. In addition, the Company engaged in certain foreign currency exchange transactions on behalf of Mr. Quinn. Mr. Quinn paid all fees incurred by the Company in connection with such exchange transactions.

Grants of Plan-Based Awards for Fiscal Year Ended December 31, 2019
The following table sets forth information regarding plan-based awards granted by us to the named executive officers during the last fiscal year.

Name	Award Type	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)(3)			All other stock awards: Number of shares of stock or units	Grant Date Fair Value of Stock and Option Awards (4)
			Threshold	Target	Maximum	Threshold	Target	Maximum
Dominick Zarcone	PSU-1	3/1/2019	—	—	—	—	72,217	—	—	$2,000,006
	PSU-2	3/1/2019	—	—	—	18,055	36,109	72,218	—	$1,000,017
	Annual Bonus		$609,375	$1,218,750	$2,437,501	—	—	—	—	—
	LTI		$500,000	$1,000,000	$2,000,000	—	—	—	—	—

Varun Laroyia	PSU-1	3/1/2019	—	—	—	—	30,693	—	—	$850,024
	PSU-2	3/1/2019	—	—	—	7,674	15,347	30,694	—	$425,026
	Annual Bonus		$166,443	$332,885	$665,770	—	—	—	—	—
	LTI		$212,500	$425,000	$850,000	—	—	—	—	—

Arnd Franz	RSU (5)	4/1/2019	—	—	—	—	—	—	77,394	$2,242,623
	PSU-1	4/1/2019	—	—	—	—	23,218	—	—	$672,781
	PSU-2	4/1/2019	—	—	—	3,191	6,382	12,764		$184,918
	LTI		$92,459	$184,918	$369,836	—	—	—	—	$—

John S. Quinn	PSU-1	3/1/2019	—	—	—	—	30,693	—	—	$850,024
	PSU-2	3/1/2019	—	—	—	7,674	15,347	30,694	—	$425,026
	Annual Bonus		$179,606	$359,211	$718,422	—	—	—	—	—
	LTI		$212,500	$425,000	$850,000	—	—	—	—	—

Justin L. Jude	PSU-1	3/1/2019	—	—	—	—	21,666	—	—	$600,027
	PSU-2	3/1/2019	—	—	—	5,417	10,833	21,666	—	$300,013
	Annual Bonus		$141,923	$283,846	$567,692	—	—	—	—	—
	LTI		$150,000	$300,000	$600,000	—	—	—	—	—

Walter P. Hanley	PSU-1	3/1/2019	—	—	—	—	25,276	—	—	$700,004
	PSU-2	3/1/2019	—	—	—	6,319	12,638	25,276	—	$350,001
	Annual Bonus		$137,193	$274,385	$548,770	—	—	—	—	—
	LTI		$175,000	$350,000	$700,000	—	—	—	—	—

(1)
The amounts shown related to our LTI represent potential payments after the completion of the three-year performance period ending December 31, 2021. Under the LTI awards, a minimum amount is paid if a threshold level of performance is achieved, a target amount is paid if a target level of growth is achieved, and a maximum award is paid if a specified higher level of performance is achieved. If the actual achievement is between these levels (between target and maximum or target and minimum), the payout is calculated using a linear formula. The amounts shown related to the annual awards represent payments that were possible for the 2019 annual performance period. The annual awards are calculated as a percentage of weighted average base salary of the named executive officer. A minimum amount is paid if a threshold level of performance is achieved, and a maximum award is paid if a specified higher level of performance is achieved. Performance between these two levels results in a proportionate payment of the award. The 2019 annual awards for our named executive officers have been earned and paid, and the actual amount earned by each named executive officer is included in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table. See "Executive Compensation - Compensation Discussion and Analysis" for more information.

(2)
In 2019, LKQ granted performance-based three-year equity awards (PSU-2s) under our Equity Incentive Plan. As these awards are performance-based, the exact number of shares to be paid may be zero or may range from 50% to 200% of the target number of shares, depending on the Company's performance and the achievement of certain performance metrics (adjusted diluted EPS, three-year average organic parts & services revenue growth, and three-year average return on invested capital) over the three year period ending December 31, 2021. The amounts shown represent the number of shares that may be paid out upon achievement of the threshold, target, and maximum performance levels. See "Executive Compensation - Compensation Discussion and Analysis" for more information.

(3)
The amounts shown for the PSU-1 award type represent the number of shares to be paid out upon the vesting of performance-based RSUs granted during the year. There is a single performance condition, so no threshold or maximum payouts are disclosed, and there is either a full payout of the amount shown (subject to time-based vesting) or no payout. See "Executive Compensation - Compensation Discussion and Analysis" for more information.

(4)	The amounts disclosed under the "Grant Date Fair Value of Stock and Option Awards" column represent the grant date fair value calculated in accordance with FASB ASC Topic 718.
(5)	In 2019, LKQ granted a sign-on RSU award to Mr. Franz that vests 16.67% every six months over three years.

Outstanding Equity Awards at Fiscal Year-End December 31, 2019
The following table sets forth information regarding the status of equity awards held by the named executive officers at December 31, 2019.

	Stock Awards (1)
Name	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (2)
Dominick Zarcone	35,039	$1,250,892	90,272	$3,222,710

Varun Laroyia	38,131	$1,361,277	38,367	$1,369,702

Arnd Franz	64,495	$2,302,472	26,409	$942,801

John S. Quinn	19,786	$706,360	38,367	$1,369,702

Justin Jude	9,793	$349,610	27,083	$966,863

Walter P. Hanley	18,024	$643,457	31,595	$1,127,942

(1)
RSUs vest over periods of up to five years, subject to a continued service condition or certain other conditions following retirement. In 2019, we granted performance-based restricted stock units (PSU-2s). The exact number of shares to be paid out after completion of the performance period may be up to twice the grant amount. The following table sets forth the vesting schedule of the earned and unearned number of units for each named executive officer assuming the satisfaction of the performance vesting condition of the unearned units, which will occur subsequent to December 31, 2019:

	2020	2021	2022	Total
Dominick Zarcone	71,148	42,127	12,036	125,311
Varun Laroyia	38,433	27,694	10,371	76,498
Arnd Franz	37,407	36,729	16,768	90,904
John S. Quinn	30,600	22,438	5,115	58,153
Justin Jude	18,898	14,367	3,611	36,876
Walter P. Hanley	26,533	18,874	4,212	49,619

(2)	The amounts shown in these columns include shares subject to PSU-2s, with the numbers and values of such shares based on performance at threshold levels.

Option Exercises and Stock Vested for Fiscal Year Ended December 31, 2019
The following table sets forth information regarding the exercise of stock options by the named executive officers and the vesting of RSUs during the last fiscal year.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
Dominick Zarcone	—	—	56,953	$1,576,438
Varun Laroyia	—	—	27,619	$747,107
Arnd Franz	—	—	12,899	$338,385
John S. Quinn	160,000	$3,712,032	56,073	$1,607,692
Justin L. Jude	30,000	$530,061	16,224	$436,714
Walter P. Hanley	—	—	30,073	$811,211

Nonqualified Deferred Compensation for Fiscal Year Ended December 31, 2019
The following table sets forth information regarding the accounts of the named executive officers in the retirement plans that supplement our 401(k) plan. These supplemental plans are discussed beginning on page 29.

Name	Executive Contributions in Last FY (1)	Registrant Contributions in Last FY (2)	Aggregate Earnings in Last FY	Aggregate Withdrawals/ Distributions (3)	Aggregate Balance at Last FYE (4)
Dominick Zarcone	$384,830	$35,508	$53,809	$—	$817,037
Varun Laroyia	$33,136	$19,631	$34,499	$(2,986)	$187,163
Arnd Franz (5)	$—	$—	$—	$—	$—
John S. Quinn	$30,687	$19,282	$21,165	$(47,099)	$309,637
Justin L. Jude	$278,214	$11,652	$377,928	$—	$2,180,344
Walter P. Hanley	$18,817	$11,437	$598,083	$—	$3,673,996

(1)
These amounts represent contributions to the supplemental plan by the named executive officers from their respective 2019 salaries and 2018 bonuses (paid in 2019) reported in the Summary Compensation Table under the columns entitled “Salary” (in 2019) and “Non-Equity Incentive Plan Compensation” (in 2018).

(2)	These amounts were also reported in the Summary Compensation Table under the column entitled “All Other Compensation.”
(3)	These amounts represent in-service distributions and transfers on behalf of the named executive officers from the nonqualified plan to our 401(k) plan that are permitted by the tax laws.
(4)
These amounts represent money we owe the named executive officers for salaries and incentive compensation they earned in prior years but did not receive because they elected to defer receipt. The following amounts of executive and Company contributions were included in the Summary Compensation Table in prior years: Mr. Zarcone - $385,648; Mr. Laroyia - $122,270; Mr. Quinn - $673,894; Mr. Hanley - $2,427,827.

(5)	As a European executive officer, Mr. Franz does not participate in this type of retirement plan.

Potential Payments Upon Termination or Change in Control
Severance Policy
The Severance Policy applies to the executive officers of the Company and any other executive designated by the Compensation Committee (“Covered Executives”). It provides that, in the event the employment of a Covered Executive is terminated by the Company without “cause” or by the Covered Executive with “good reason” (as each term is defined in the Severance Policy), the Company will provide to such Covered Executive (a) a pro rata bonus for the year in which the termination occurs (based on the actual performance achieved, as applicable to other active participants), (b) during the Severance Period (defined as 18 months in the case of the Chief Executive Officer and our Chief Financial Officer and 12 months for all other Covered Executives), a monthly severance payment equal to one-twelfth of the sum of the Covered Executive’s latest annual base salary and the average annual bonus (for the two prior full fiscal years), (c) a pro rata payment of any pending long term incentive award (based on the actual performance achieved, as applicable to other active participants), (d) Company-subsidized health and dental coverage during the applicable Severance Period, (e) continuation of vesting of outstanding restricted stock units during the applicable Severance Period, and (f) outplacement services. The foregoing payments and benefits for a Covered Executive could be reduced in connection with the application of Internal Revenue Code Section 280G if such a reduction would enable the Covered Executive to financially benefit on an after-tax basis.
The receipt by a Covered Executive of any severance benefits is conditioned upon (a) the delivery by the Covered Executive of a full and unconditional release of all claims against the Company, and (b) compliance by the Covered Executive during the Severance Period with provisions relating to confidentiality, non-competition, non-solicitation of the Company’s customers, and non-hiring of the Company’s employees.
Change of Control Agreements
The Change of Control Agreements with our executive officers provide certain severance payments and other benefits upon a qualifying termination. Each of our named executive officers is a party to a change of control agreement. If the employee’s employment with the Company is terminated within two years following a Change of Control (or within 12 months prior to a Change of Control in certain circumstances) as a result of an Involuntary Termination (as defined in the agreements), then the employee will be entitled to receive payments and benefits that include the following:

•	Payment of salary and other compensation accrued through the termination date;

•	Payment of a pro rata bonus (in a lump-sum);

•
A lump sum severance payment equal to two times (two-and-one-half times in the case of Mr. Zarcone) the sum of the employee's (a) salary and (b) the greater of the employee's target bonus or average annual bonus over the preceding three years;

•	If applicable, all unreimbursed relocation expenses;

•	Continuing coverage of the employee and the employee's dependents under the Company's health and dental care plans for a period of 24 months (30 months in the case of Mr. Zarcone);

•	Outplacement services; and

•	The employee's outstanding equity-based compensation awards shall become vested and exercisable (in the case of performance-based awards, based on actual or assumed performance).
If the employee’s employment with the Company is terminated as a result of death or disability, the employee or his or her estate will be entitled to receive salary and other compensation accrued through the termination date and a pro rata bonus (in a lump-sum). If the employee’s employment with the Company is terminated for Cause or the employee resigns for other than Good Reason (as those terms are defined in the agreement) the employee will be entitled to receive salary and other compensation accrued through the termination date.
The agreement also contains confidentiality obligations on the part of the employee that survive indefinitely and requires that the employee deliver a release to the Company as a condition to receiving payments of benefits under the agreement. The agreement also provides that in the event of a dispute concerning an agreement, the Company will pay the legal fees of the employee.
Under the agreements, a “Change of Control” would include any of the following events:

•	any "person," as defined in the Exchange Act, acquiring 30% or more of our outstanding common stock or combined voting power of our outstanding securities, subject to certain exceptions;

•	during a two-year period, our current directors (or new directors approved by them) cease to constitute a majority of our Board; and

•
a merger, consolidation, share exchange, reorganization or similar transaction involving the Company or any of its subsidiaries, a sale of substantially all the Company’s assets, or the acquisition of assets or stock of another entity by the Company (unless following such business combination transaction a majority of the Company’s directors continue as directors of the resulting entity, the holders of the outstanding voting securities of the Company immediately prior to such an event continue to own shares or other securities that represent more than 50% of the combined voting power of the resulting entity after such event in substantially the same proportions as their ownership prior to such business combination transaction, and no person owns 30% or more of the resulting entity’s common stock or voting securities).

In the event of a Change of Control of the Company, certain unpaid benefits under the Severance Policy would be accelerated and paid out upon the Change of Control. The Change of Control Agreements with the Company’s executive officers were amended to address the potential overlap of benefits under the Change of Control Agreement and the Severance Policy. As a result of these revisions, in the event of a Change of Control of the Company, a Covered Executive who is a party to a Change of Control Agreement will generally be eligible only for the benefits under the Change of Control Agreement (and not Severance Policy benefits). Moreover, if a Covered Executive had already received benefits under the Severance Policy, such received benefits would reduce or offset the benefits (to the extent that they are the same type of benefit) that are otherwise provided to the Covered Executive under the Change of Control Agreement.
Other Change of Control Payments
Pursuant to the terms of our Equity Incentive Plan, upon a Change of Control, equity awards granted prior to 2016 become immediately exercisable, restrictions thereon lapse and maximum payout opportunities are deemed earned, as the case may be, as of the effective date of the Change of Control. For equity awards granted after 2015, upon a Change of Control, if the acquiror assumes the awards on substantially the terms existing prior to the Change of Control, the vesting periods and/or conditions of the awards do not accelerate; if the participant’s employment is terminated within two years of the Change of Control, the awards will be deemed fully vested (for performance-based awards, the vesting will be based on the actual or assumed achievement of the performance goals as determined by the Compensation Committee). Pursuant to the terms of our Long Term Incentive Plan, upon a Change of Control, all performance periods are deemed to end as of the end of the calendar quarter coincident with or next following the Change of Control, each performance award will vest, the Compensation Committee will calculate the amount of each such performance award (taking into account the decreased length of the performance period and the time value of money because of early payment), and the performance awards will be paid to the participants. Pursuant to the terms of our Cash Incentive Plan, upon a Change of Control, participants remain eligible to receive payments in accordance with the terms of outstanding awards subject to continued service, provided that the awards will be calculated based on the better of actual achievement of the performance goals or the target achievement.  In addition, if the acquiror does not assume the awards or if the participant’s employment is terminated within two years of the Change of Control, the awards will be deemed earned based on the better of actual achievement of the performance goals or the target achievement.
The following table summarizes the value of payments and benefits that our named executive officers would have received under the circumstances described in the table assuming the event occurred on December 31, 2019. The table excludes amounts accrued through December 31, 2019 that would be paid in the normal course of continued employment, such as accrued but unpaid salary, and earned annual bonus awards for the one year performance period ended December 31, 2019.

	Involuntary Termination (1)(2)	Change of Control	Involuntary Termination Following a Change of Control (1)	Death or Disability (3)
Dominick Zarcone
Cash Severance	$2,457,312	$—	$5,484,375	$3,000,000
Unvested and Accelerated Share-based Awards	2,969,669	214,414	3,829,039	3,829,039
PSU - 2 Awards (4)	136,388	—	136,388	330,000
Cash-Based Long-Term Incentive (5)	200,789	—	200,789	839,535
Medical and Dental Benefits (6)	45,535	—	75,892	—
Other Benefits and Perquisites (7)	—	—	—	—
Total	$5,809,693	$214,414	$9,726,483	$7,998,574
Varun Laroyia
Cash Severance	$1,153,125	$—	$1,840,000	$2,725,000
Unvested and Accelerated Share-based Awards	1,810,311	—	2,457,017	2,457,017
PSU - 2 Awards (4)	57,965	—	57,965	140,250
Cash-Based Long-Term Incentive (5)	92,831	—	92,831	413,778
Medical and Dental Benefits (6)	53,199	—	70,932	—
Other Benefits and Perquisites (7)	—	—	—	—
Total	$3,167,431	$—	$4,518,745	$5,736,045
Arnd Franz
Cash Severance	$985,072	$—	$1,970,144	$1,119,400
Unvested and Accelerated Share-based Awards	1,335,430	—	3,131,354	3,131,354
PSU - 2 Awards (4)	25,221	—	25,221	61,023
Cash-Based Long-Term Incentive (5)	25,221	—	25,221	61,023
Medical and Dental Benefits (6)	19,771	—	39,543	—
Other Benefits and Perquisites (7)	—	—	—	—
Total	$2,390,715	$—	$5,191,483	$4,372,800
John S. Quinn
Cash Severance	$600,000	$—	$1,920,000	$1,000,000
Unvested and Accelerated Share-based Awards	706,360	—	706,360	706,360
PSU - 2 Awards (4)	57,965	—	57,965	140,250
Cash-Based Long-Term Incentive (5)	94,347	—	94,347	425,670
Medical and Dental Benefits (6)	106,399	—	70,932	—
Other Benefits and Perquisites (7)	—	—	—	—
Total	$1,565,071	$—	$2,849,604	$2,272,280
Justin L. Jude
Cash Severance	$707,793	$—	$1,600,000	$2,500,000
Unvested and Accelerated Share-based Awards	674,659	89,250	1,123,086	1,123,086
PSU - 2 Awards (4)	47,736	—	47,736	99,000
Cash-Based Long-Term Incentive (5)	78,054	—	78,054	336,850
Medical and Dental Benefits (6)	13,067	—	26,133	—
Other Benefits and Perquisites (7)	—	—	—	—
Total	$1,521,309	$89,250	$2,875,009	$4,058,936
Walter P. Hanley
Cash Severance	$689,673	$—	$1,472,000	$2,380,000
Unvested and Accelerated Share-based Awards	947,228	—	1,545,810	1,545,810
PSU - 2 Awards (4)	40,916	—	40,916	115,500
Cash-Based Long-Term Incentive (5)	68,809	—	68,809	334,322
Medical and Dental Benefits (6)	35,466	—	70,932	—
Other Benefits and Perquisites (7)	—	—	—	—
Total	$1,782,092	$—	$3,198,467	$4,375,632

(1)
Involuntary Termination means termination of employment by the Company without Cause (as defined in the Severance Policy or Change of Control Agreement) or resignation of employment by the named executive officer for Good Reason (as defined in the Severance Policy or Change of Control Agreement).

(2)
The amount shown for the Cash Severance payment would be paid out in equal monthly installments over the Severance Period (18 months in the case of our Chief Executive Officer and our Chief Financial Officer or 12 months in the case of all other Covered Executives), except that the amount shown for Mr. Quinn represents payment of his salary for the full remaining period of his services agreement with the Company. The Unvested and Accelerated Share Based Awards amount represents the value of share-based awards (using the market value of LKQ common stock on the last trading day of 2019, $35.70) that would continue to vest during the Severance Period (18 months in the case of our Chief Executive Officer and our Chief Financial Officer or 12 months in the case of all other Covered Executives).

(3)
The amount shown for the Cash Severance payment represents the life insurance proceeds payable to the named executive officer’s beneficiaries pursuant to company-provided life insurance coverage in the event of death. In the event of disability, Mr. Quinn would receive long-term disability payments equal to $10,000 per month until he reached the age of 65 pursuant to employer-funded long-term disability insurance coverage;  Mr. Franz would receive a long-term disability payment of €750,000 (in the event of a disability due to an accident) pursuant to employer-funded accident insurance coverage; and each of the other named executive officers would receive long-term disability payments equal to $30,000 per month until he reached the age of 65 pursuant to employer-funded long-term disability insurance coverage.

(4)	The amounts presented for the PSU-2s, which are scheduled to vest in 2021 upon achievement of the performance conditions outlined under the award agreements, are based on actual achievement.
(5)
The payout amount under the Cash-Based Long Term Incentive in the event of an involuntary termination, a Change of Control, or an involuntary termination following a Change of Control is calculated based on the actual performance of the Company. The payment amount in the event of death or disability is calculated assuming that the target performance metrics were met.

(6)
Medical and Dental Benefits reflect the lump sum payment to each named executive officer in the event that the terms of the Company’s Health Plans (as defined in the agreement) do not allow participation subsequent to a termination or Change of Control. In the event the Health Plans do allow participation, such benefits paid by the Company will be dependent on actual claims incurred due to the self-insured nature of the Company’s plans. Medical and dental benefits are reduced to the extent that the individual becomes covered under a group health or dental plan providing comparable benefits.

(7)
In addition to the benefits shown, each named executive officer is entitled to receive outplacement services at the expense of the Company. The amounts to be incurred by the Company for such services would be dependent on the terms and conditions of the services, which would be determined prior to the termination date or Change of Control date.

Other than as described above or as set forth in the table above, we do not have any pension, change in control, severance or other post-termination plans or arrangements.
CEO Pay Ratio
As required by SEC rules, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of Dominick Zarcone, our Chief Executive Officer ("CEO") on December 31, 2019. The pay ratio provided below is a reasonable estimate calculated in accordance with SEC rules and methods for disclosure. Due to estimates, assumptions, adjustments, and statistical sampling permitted under the rules, pay ratio disclosures may involve a degree of imprecision and may not be consistent with the methodologies incorporated by other companies.
For 2019, the median of the annual total compensation of all our employees, other than our CEO, was $29,945; and the annual total compensation of our CEO, as reported in the Summary Compensation Table included in this Proxy Statement, was $6,429,072. As a result, the ratio of the annual total compensation of our CEO to the median of the annual total compensation of all our employees was approximately 215 to 1. We took the following steps to identify the median of the annual total compensation of all our employees, as well as to determine the annual total compensation of our median employee and our CEO.

1.
To identify the “median employee” from our employee population determined as of December 31, 2019, we used the amount of “gross wages” for the identified employees as reflected in our payroll records for 2019. For gross wages, we generally used the total amount of compensation the employees were paid before any taxes, deductions, insurance premiums, and other payroll withholding. We did not use any statistical sampling techniques. We annualized the compensation for employees who began employment after the start of the year. For compensation paid to our non-U.S. employees, we applied the U.S. dollar yearly average currency exchange rate to the local currency to facilitate comparison of all employees in U.S. dollars.

2.
For the annual total compensation of our median employee, we identified and calculated the elements of that employee’s compensation for 2019 in accordance with the requirements of Item 402(c)(2)(x) of SEC Regulation S-K.

OTHER INFORMATION
Principal Stockholders
The following table sets forth, as of March 4, 2020, certain information regarding the beneficial ownership of our common stock by:

•	each person known by us to be the beneficial owner of 5% or more of the outstanding common stock (based solely on a review of filings on Schedule 13G or 13D with the SEC);

•	each of our directors and named executive officers; and

•	all of our directors and executive officers as a group.

	Shares Beneficially Owned (2)
Name and Address of Beneficial Owner (1)	Number	Percent
The Vanguard Group, 100 Vanguard Blvd, Malvern, PA 19355 (3)	31,405,132	10.2%
BlackRock, Inc., 55 East 52nd Street, New York, NY 10055 (4)	20,477,901	6.7%
ValueAct Capital, One Letterman Drive, Building D, San Francisco, CA 94129 (5)	16,032,718	5.2%
A. Clinton Allen (6)	291,528	*
Patrick Berard	—	*
Meg A. Divitto	2,601	*
Robert M. Hanser	8,754	*
Joseph M. Holsten	260,927	*
Blythe J. McGarvie	30,647	*
John W. Mendel	2,601	*
Jody G. Miller	2,601	*
John F. O'Brien	132,431	*
Guhan Subramanian	29,081	*
Xavier Urbain	—	*
William M. Webster, IV (7)	191,339	*
Dominick Zarcone (8)	230,158	*
Varun Laroyia	41,207	*
Arnd Franz	11,185	*
John S. Quinn	260,570	*
Justin L. Jude	59,885	*
Walter P. Hanley (9)	223,053	*
All directors and executive officers as a group (22 persons)	2,194,120	*

*	Represents less than 1% of our outstanding common stock.
(1)	Unless otherwise specified, the address of each such person is c/o LKQ Corporation, 500 West Madison Street, Suite 2800, Chicago, Illinois 60661.
(2)
Shares are considered beneficially owned, for the purpose of this table only, if held by the person indicated as beneficial owner, or if such person, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has or shares the power to vote, to direct the voting of and/or to dispose of or to direct the disposition of such security, or if the person has the right to acquire beneficial ownership within 60 days, unless otherwise indicated in these footnotes. The numbers and percentages of shares owned by our directors and executive officers include in each case shares subject to currently outstanding equity awards that were exercisable or scheduled to vest within 60 days of March 4, 2020 as follows: Dominick Zarcone - 6,006.

(3)
Based solely on the Schedule 13G/A filed by The Vanguard Group on February 12, 2020.  The Vanguard Group reported sole voting power over 463,368 shares, shared voting power over 79,467 shares, sole dispositive power over 30,898,578 shares, and shared dispositive power 506,554 shares.

(4)
Based solely on the Schedule 13G/A filed by BlackRock, Inc. on February 5, 2020.  BlackRock, Inc. reported sole voting power over 17,247,256 shares, shared voting power over zero shares, sole dispositive power over 20,477,901 shares, and shared dispositive power zero shares.

(5)
Based solely on the Schedule 13D filed by ValueAct Capital on September 12, 2019.  ValueAct Capital reported sole voting power over zero shares, shared voting power over 16,032,718 shares, sole dispositive power over zero shares, and shared dispositive power over 16,032,718 shares. On March 9, 2020, ValueAct Capital filed an amendment to its Schedule 13D disclosing that it increased its beneficial ownership to 21,547,746 shares or 7.0% of our outstanding common stock.

(6)	Includes 11,000 shares held by an IRA, of which Mr. Allen is the beneficiary, and 23,300 shares owned by Mr. Allen's wife.
(7)
Does not include shares owned by a trust of which Mr. Webster's children are beneficiaries, of which Mr. Webster is not a trustee, and as to which none of Mr. Webster or any of his children have voting or investing power.

(8)	Includes 1,600 shares owned by Mr. Zarcone's wife.
(9)	Includes 64,017 shares owned by Mr. Hanley's wife.

Certain Transactions
Transactions with Related Persons
On September 7, 2017, Euro Car Parts Limited ("ECP"), an indirect wholly-owned subsidiary of ours, entered into an employment agreement (the “Service Agreement”) with Sukhpal Singh Ahluwalia, a member of our Board of Directors until January 2, 2019, that superseded the previous service agreement entered into between the parties on November 7, 2014. The key terms of the Service Agreement included (a) a three-year term, (b) duties that include overseeing ECP’s business strategy and the coordination of ECP with our other businesses in Europe, (c) an annual base salary of £330,000 and a potential bonus of up to £150,000, and (d) an agreement by Mr. Ahluwalia for a period ending 12 months after his termination date not to compete with, solicit customers of, or solicit (or under certain circumstances hire) key employees of our business in Europe. On January 2, 2019, Mr. Ahluwalia resigned from his positions as a Director of LKQ and as Executive Chairman of ECP. The Settlement Agreement entered into between us and Mr. Ahluwalia in connection with his resignation provides (a) in accordance with the terms of the Service Agreement, that we will continue to pay him through the end of the term of the Service Agreement (in September 2020) an amount equal to his base salary and target bonus, payable in equal monthly installments, and (b) such payments are conditioned on Mr. Ahluwalia complying with the provisions in the Service Agreement relating to non-competition, non-solicitation of customers, non-solicitation of certain key employees, and non-hiring of certain key employees to work at a competing business, all through September 2020.
Also on September 7, 2017, ECP entered into an Investment and Shareholders Agreement (the “Shareholders Agreement”) with an affiliate of Mr. Ahluwalia and other parties with respect to development of a heavy truck parts business in the United Kingdom. The affiliate of Mr. Ahluwalia owns 55%, ECP owns 25%, and others (including management of the heavy truck parts business) own the remainder of the entity. ECP's initial capital contribution was £2.7 million. During 2019, ECP invested an additional £0.7 million through a loan to the heavy trucks part business.
ECP leases warehouse space in the United Kingdom from affiliates of Mr. Ahluwalia. The aggregate annual rent under all such leases is approximately £0.22 million plus common area expenses.
In 2009 (prior to our acquisition of ECP), ECP retained a public accounting firm to design and implement an employee incentive plan with certain intended tax characteristics. Her Majesty’s Revenue and Customs is alleging that the plan does not comply with the requirements necessary to achieve those tax characteristics and that therefore ECP is responsible for approximately £2 million of income tax payable. At the time of our acquisition of ECP, Mr. Ahluwalia agreed to indemnify us for any losses arising from this potential liability. In March 2016, we assigned to Mr. Ahluwalia any rights we had against the public accounting firm in connection with this matter.
The brother of A. Clinton Allen, a member of our Board of Directors, is an employee of ours in the position of Regional Sales Manager.  For his services in 2019, the total compensation of Mr. Allen’s brother was $178,720.
Related Party Transactions Policy
We have a written Related Party Transactions Policy that provides, and our Audit Committee charter specifies, that the Audit Committee's responsibilities include the review and approval of all transactions between us and any persons affiliated with us that would be required to be disclosed pursuant to the rules and regulations of the SEC. The factors that the Audit Committee would consider as part of its review of related party transactions include whether the terms of the transaction are fair to the Company, the business reasons for the Company to enter into the transaction, the effect of the transaction on the independence of a related party that is an outside director, and whether the transaction would present an improper conflict of interest for the related party.
Solicitation of Proxies
Our Board of Directors is soliciting your proxy by mail. Your proxy may also be solicited by our directors, officers or other employees personally or by mail, telephone, facsimile or otherwise. These persons will not be compensated for their services. Brokerage firms, banks, fiduciaries, voting trustees or other nominees will be requested to forward the proxy soliciting material to the beneficial owners of stock held of record by them. The entire cost of the solicitation by our Board of Directors will be borne by us.
Delivery of Proxy Materials to Households
Rules of the SEC permit us to use a method of delivery that is often referred to as “householding.” For stockholders who request to receive our proxy materials by mail, householding permits us to mail a single set of proxy materials to any household where two or more different stockholders reside and are members of the same household or in which one stockholder has multiple accounts, unless we receive contrary instructions from any such stockholder. In addition, certain intermediaries (i.e., brokers, banks or other nominees) have notified us that they will household proxy materials for our 2020 Annual Meeting. For voting purposes, these materials will include a separate proxy card for each account at the shared address. We will deliver promptly, if you request orally or in writing, a separate copy of our 2020 Proxy Statement and our 2019 Annual Report to any stockholder at the same address. If you wish to receive a separate copy of our 2020 Proxy Statement and our 2019 Annual Report, then you may contact our Investor Relations Department (a) by mail at LKQ Corporation, 500 West Madison Street, Suite 2800, Chicago, Illinois 60661, (b) by telephone at 877-LKQ-CORP (toll free), or (c) by e-mail at irinfo@lkqcorp.com. You can also contact your broker, bank or other nominee to make a similar request. Stockholders sharing an address who now receive multiple copies of our proxy statement and annual report may request delivery of a single copy by contacting us as indicated above, or by contacting their broker, bank or other nominee, so long as the broker, bank or other nominee has elected to household proxy materials.
Submitting Your Proposals for the 2021 Annual Meeting
According to the rules of the SEC, if you want to submit a proposal for inclusion in the proxy materials to be distributed by us in connection with our 2021 annual meeting of stockholders pursuant to Rule 14a-8, you must do so no later than November 23, 2020. Your proposal should be submitted in writing to the Corporate Secretary of the Company at our principal executive offices.
For proposals that are not submitted for inclusion in the proxy materials but instead are sought to be presented directly at our 2021 annual meeting, our Bylaws require that in order for you to properly bring any business before any meeting of stockholders, including nominations for the election of directors, you must provide written notice, delivered to the Corporate Secretary of the Company at our principal executive offices, not less than 90 nor more than 120 days prior to the one year anniversary of the previous year's meeting date. In the event that the date of the annual meeting is more than 30 days before or more than 70 days after such anniversary date, your notice, in order to be timely, must be received by us not earlier than the 120th day prior to the annual meeting and not later than the later of the 90th day prior to the annual meeting or the 10th day following the day on which we mailed our notice or gave other disclosure of the meeting date. Your notice must include your name and address as it appears on our records and the number of shares of our capital stock you beneficially own as well as information about any derivative transactions by you involving our capital stock. In addition, (1) for proposals other than nominations for the election of directors, your notice must include a description of the business you want brought before the meeting, your reasons for conducting that business at the meeting, and any material interest you have in that business, and

(2) for proposals relating to nominations of directors, your notice must also include with respect to each person nominated, among other things, the information required by Regulation 14A under the Exchange Act.
Nominations for Inclusion in our Proxy Materials (Proxy Access)
Under our proxy access bylaw, a stockholder (or group of up to 20 stockholders) owning three percent or more of our common stock continuously for at least three years may nominate and include in our proxy statement the greater of (i) two directors or (ii) 20% of the number of directors on our Board. Nominations must comply with the requirements and conditions of our proxy access bylaw, including delivering proper notice to the Corporate Secretary of the Company no later than 90 and no earlier than 120 days prior to the one year anniversary of the preceding year’s annual meeting.
In order for a nominee to be considered for inclusion in our proxy statement for the 2021 annual meeting of shareholders, the Corporate Secretary must receive written notice of the nomination at our principal executive offices no earlier than January 12, 2021 and no later than February 11, 2021. The notice must contain the specific information required by our Bylaws. Our Bylaws are included in the Company's filings on the SEC website at www.sec.gov.
General
It is important that your proxy be returned promptly. Whether or not you are able to attend the meeting, you are urged, regardless of the number of shares owned, to submit your vote.

By Order of the Board of Directors

Victor M. Casini
Senior Vice President,
General Counsel and Corporate Secretary

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

BROADRIDGE CORPORATE ISSUER SOLUTIONS, INC. P.O. BOX 1342 BRENTWOOD, NY 11717	VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
E93291-P33919	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

LKQ CORPORATION
The Board of Directors recommends you vote FOR the
following:
1.	Election of Directors
	Nominees:	For	Against	Abstain
	1a. Patrick Berard	☐	☐	☐

	1b. Meg A. Divitto	☐	☐	☐		The Board of Directors recommends you vote FOR proposals 2 and 3.

	1c. Robert M. Hanser	☐	☐	☐			For	Against	Abstain

	1d. Joseph M. Holsten	☐	☐	☐	2.	Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2020.	☐	☐	☐

	1e. Blythe J. McGarvie	☐	☐	☐

	1f. John W. Mendel	☐	☐	☐	3.	Approval, on an advisory basis, of the compensation of our named executive officers.	☐	☐	☐

	1g. Jody G. Miller	☐	☐	☐

	1h. John F. O'Brien	☐	☐	☐

	1i. Guhan Subramanian	☐	☐	☐

	1j. Xavier Urbain	☐	☐	☐

	1k. Dominick Zarcone	☐	☐	☐
								Yes	No
						Please indicate if you plan to attend this meeting.		☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

	Signature [PLEASE SIGN WITHIN BOX]			Date		Signature (Joint Owners)		Date

1.0.0.51160

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

E93292-P33919
LKQ CORPORATION
Annual Meeting of Stockholders
May 12, 2020 1:30 P.M.
This proxy is solicited by the Board of Directors

The undersigned appoints Victor M. Casini and Matthew J. McKay (the "Named Proxies") and each of them as proxies for the undersigned, with full power of substitution, to vote the shares of common stock of LKQ Corporation, a Delaware corporation (the "Company"), the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held at 500 West Madison Street, Third Floor Conference Center -- Washington Room, Chicago, IL 60661, on Tuesday, May 12, 2020 at 1:30 P.M. Central Time and all adjournments thereof.

The Board of Directors of the Company recommends a vote "FOR" all nominees for director, and "FOR" proposals 2 and 3.

This proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, this proxy will be voted "FOR" all nominees for director, and "FOR" proposals 2 and 3. In their discretion, the Named Proxies are authorized to vote upon such other matters that may properly come before the Annual Meeting or any adjournment or postponement thereof.

You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE), but you need not mark any box if you wish to vote in accordance with the Board of Directors' recommendation. The Named Proxies cannot vote the shares unless you sign and return this card.

Continued and to be signed on reverse side